Exhibit 2.5

STOCK PURCHASE AGREEMENT

by and among:

PRODEGE, LLC,

a California limited liability company,

CLASSMATES MEDIA CORPORATION,

a Delaware corporation and

UNITED ONLINE, INC.,

a Delaware corporation

Dated as of April 19, 2016

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	4.7	Legal Proceedings	23
	4.8	Funding	23
	4.9	Independent Investigation; Seller’s Representations	23

5.	CERTAIN COVENANTS		24

	5.1	Public Announcements	24
	5.2	Continuing Access	24
	5.3	Employee-Related Matters	25
	5.4	Non-Competition; Non-Solicitation; Non-Hire	26
	5.5	Confidentiality	27
	5.6	Release	27
	5.7	Change of Name	28
	5.8	Payment of Acquired Company Transaction Expenses	28
	5.9	San Francisco Lease Guaranty	28

6.	INDEMNIFICATION, ETC.		28

	6.1	Limited Survival of Representations, Etc.	28
	6.2	Indemnification by Seller	29
	6.3	Indemnification by Purchaser	30
	6.4	Other Matters Relating to Indemnification	30
	6.5	Claims	31
	6.6	Third-Party Claims	32
	6.7	Exclusive Remedy	33

7.	MISCELLANEOUS PROVISIONS		33

	7.1	Further Assurances	34
	7.2	Fees and Expenses	34
	7.3	Attorneys’ Fees	34
	7.4	Notices	34
	7.5	Headings	35
	7.6	Counterparts and Exchanges by Fax or Email	35
	7.7	Governing Law; Venue; Jurisdiction	35
	7.8	Successors and Assigns	35
	7.9	WAIVER OF JURY TRIAL	36
	7.10	Specific Performance	36
	7.11	Waiver	36
	7.12	Amendments	36
	7.13	Severability	36
	7.14	Parties in Interest	36
	7.15	Entire Agreement	36
	7.16	Seller Parent Guarantee	37
	7.17	Construction	37

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LIST OF EXHIBITS AND SCHEDULES

Exhibit A                                                                                             Certain Definitions

Exhibit B                                                                                             Form of Pre-Closing Certificate

Exhibit C                                                                                             Form of Post-Closing Certificate

Schedule 1.2(c)(ii)(7)                                Seller and Acquired Company Consents

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (including all Schedules and Exhibits hereto and, as it may be from time to time amended, the “Agreement”) is made and entered into as of April 19, 2016, by and among PRODEGE, LLC, a California limited liability company (“Purchaser”); CLASSMATES MEDIA CORPORATION, a Delaware corporation (“Seller”); and UNITED ONLINE, INC., a Delaware corporation (“Seller Parent”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.                                    Seller owns all of the issued and outstanding shares of capital stock of MyPoints.com, Inc., a Delaware corporation (the “Acquired Company”), which as of the date of this Agreement consists of 1,000 shares of common stock, par value $1.00 per share (such shares, the “Shares”).

B.                                    Upon the terms and subject to the conditions set forth in this Agreement, Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, all of the Shares (such purchase and sale, the “Stock Purchase”).

AGREEMENT

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      DESCRIPTION OF TRANSACTION

1.1                               Purchase and Sale of Shares.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from Seller, all of the Shares, in consideration for payment of the Purchase Price.

1.2                               Purchase Price; Closing.

(a)                                 Aggregate Purchase Price.  The purchase price payable by Purchaser to Seller for all of the Shares shall be an amount (the “Purchase Price”) equal to:

(i)                                    $13,000,000 (the “Transaction Value”); minus

(ii)                                the Closing Date Indebtedness as finally determined pursuant to Section 1.3; plus

(iii)                            the Closing Date Cash and Equivalents as finally determined pursuant to Section 1.3; plus

(iv)                             an amount (which may be a positive or negative number) equal to: (x) the Closing Date Net Working Capital Amount as finally determined pursuant to Section 1.3; minus (y) the Target Net Working Capital Amount (such amount determined in accordance with this clause 1.2(a)(iv) being referred to as the “Net Working Capital Adjustment”); minus

(v)                                 the Acquired Company Transaction Expenses, as finally determined pursuant to Section 1.3 (if any).

(b)                                 Estimated Purchase Price.  At least two business days prior to the anticipated Closing Date, Seller shall deliver to Purchaser a certificate, signed by the Chief Executive Officer or Chief Financial Officer of Seller, substantially in the form attached hereto as Exhibit B (the “Pre-Closing Certificate”) setting forth Seller’s good faith estimate (with an attached spreadsheet containing reasonable supporting detail of Seller’s calculations) of: (i) the Closing Date Indebtedness; (ii) the Closing Date Cash and Equivalents; (iii) the Net Working Capital Adjustment; (iv) the Closing Date Acquired Company Transaction Expenses (if any); and (v) the Estimated Purchase Price.  For purposes of this Agreement, the “Estimated Purchase Price” shall mean the amount equal to: (A) the Transaction Value; minus (B) the estimated Closing Date Indebtedness; plus (C) the estimated Closing Date Cash and Equivalents; plus (D) the estimated Net Working Capital Adjustment; minus (E) the estimated Closing Date Acquired Company Transaction Expenses (if any).  The Pre-Closing Certificate shall also attach all invoices from the respective payees representing the Acquired Company Transaction Expenses (if any) received as of such date.

(c)                                  Deliveries at Closing.

(i)                                    At the Closing, Purchaser shall deliver to Seller:

(1)                                 an amount equal to the Estimated Purchase Price by wire transfer of immediately available funds to an account designated by Seller; and

(2)                                 a certified copy of the resolutions of the board of directors (or similar body) of Purchaser authorizing Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder.

(ii)                                At the Closing, Seller shall deliver to Purchaser:

(1)                                 written resignations of all officers and directors (or those individuals holding similar positions) of the Acquired Company, effective as of the Closing;

(2)                                 the Seller Parent Officer Certificate, duly executed by the Chief Financial Officer of Seller;

(3)                                 a counterpart of each Ancillary Agreement to which Seller Parent, Seller or Acquired Company is a party, duly executed by Seller Parent, Seller or Acquired Company;

(4)                                 original stock certificates representing the Shares, duly endorsed in blank for transfer to, or accompanied by duly executed stock transfer powers executed in favor of, Purchaser;

(5)                                 good standing (to the extent applicable in the particular jurisdiction) certificates for the Acquired Company from the jurisdiction of the Acquired Company’s organization and the jurisdictions in which the Acquired Company activities require it to qualify to do business;

(6)                                 an IRS Form W-9 of Seller, duly executed by Seller;

(7)                                 all Consents of Seller and the Acquired Company set forth on Schedule 1.2(c)(ii)(7);

(8)                                 an electronic copy of the minute book and stock records (or comparable records) of the Acquired Company; and

(9)                                 a cross-receipt evidencing payment in full by Purchaser of the Estimated Purchase Price, and Seller’s receipt thereof, in form and substance reasonably satisfactory to Purchaser.

(d)                                 Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution and delivery of this document on the date hereof (the “Closing Date”).  The Closing shall take place virtually through electronic transfer, or at such location as the parties hereto may agree.  The parties agree that the Closing shall be deemed to have occurred as of 12:01 a.m. Pacific Time on the Closing Date.

1.3                               Purchase Price Adjustment.

(a)                                 Within 75 calendar days following the Closing, Purchaser will deliver to Seller a balance sheet of the Acquired Company as of 12:01 a.m. Pacific Time on the Closing Date (the “Closing Date Balance Sheet”) and a certificate substantially in the form attached hereto as Exhibit C (the “Post-Closing Certificate”) setting forth Purchaser’s good faith calculation of (with an attached spreadsheet containing reasonable detail of such calculation): (i) the Closing Date Indebtedness derived from the Closing Date Balance Sheet; (ii) Closing Date Cash and Equivalents derived from the Closing Date Balance Sheet; (iii) the Net Working Capital Adjustment derived from the Closing Date Balance Sheet; and (iv) the Closing Date Acquired Company Transaction Expenses (if any).  Subject to Exhibit A and the defined terms in this Agreement, the Closing Date Balance Sheet and the Post-Closing Certificate shall be prepared in accordance with Accounting Principles.  The Post-Closing Certificate shall also attach all invoices from the respective payees representing the Closing Date Acquired Company Transaction Expenses (if any).  Between the Closing Date and the date on which the Post-Closing Certificate is delivered to Seller, Purchaser shall (and shall cause the Acquired Company to) use commercially reasonable efforts consistent with past practice to collect all accounts receivables and invoices outstanding as of the Closing Date.

(b)                                 Seller shall have 30 calendar days following receipt of the Post-Closing Certificate to deliver to Purchaser a written notice (a “Notice of Dispute”) that Seller disputes the calculation of any of the amounts or any portion of the amounts set forth therein, which Notice of Dispute shall set forth in reasonable detail the basis for each element of such dispute and Seller’s good faith calculation of the amount in dispute.  During such 30-day period Seller and its accountants shall have reasonable access to the Acquired Company’s personnel, employees, accountants, representatives, properties, documents (including working papers) and records relevant to the Acquired Company’s calculation of the Closing Date Indebtedness, the Closing Date Cash and Equivalents and the Net Working Capital Adjustment (and the components thereof) and the Closing Date Acquired Company Transaction Expenses (if any); provided, however, that in no event shall such access unreasonably interfere with the operation of the business of the Acquired Company or shall Purchaser be obligated to disclose any information that is subject to a confidentiality obligation existing at Closing or that is subject to attorney-client privilege (it being understood that with respect to any information that is subject to a confidentiality agreement or the attorney-client privilege, Purchaser shall, and shall cause the Acquired Company to, reasonably cooperate with Seller Parent and Seller to enable Seller Parent and Seller and their Representatives to enter into appropriate confidentiality, joint defense or similar agreements (or other arrangements), if and as applicable, so that Seller Parent and Seller and their Representatives may have access to such information).  Purchaser shall use its (and shall cause the Acquired Company to use its) commercially reasonable efforts to cause any such personnel, employees, accountants and representatives to cooperate with and respond to such inquiries as Seller may make of them.  If Seller does not deliver a Notice of Dispute on or before the expiration of such 30-day period (or if Seller notifies Purchaser in writing that there is no such dispute), the calculations of the Closing Date Indebtedness, the Closing Date Cash and Equivalents, the Net Working Capital Adjustment and the Closing Date Acquired Company Transaction Expenses (if any) set forth in the Post-Closing Certificate shall be deemed to be final, binding and conclusive.  In the event Seller delivers a Notice of Dispute with respect to only certain of the amounts or certain portions of the amounts set forth in the Post-Closing Certificate but not others, then any undisputed amount or portion thereof shall be deemed to be final, binding and conclusive.  In the event Seller delivers a Notice of Dispute to Purchaser, Purchaser and Seller shall cooperate in good faith to resolve any such dispute as promptly as possible.

(c)                                  In the event that Purchaser and Seller are unable to resolve all such disputes on or before the 30th calendar day following the delivery of the Notice of Dispute, then Purchaser and Seller shall jointly retain a mutually acceptable third-party accounting firm, the retention of which will not give rise to present or potential future auditor independence problems for Purchaser or Seller or any of their respective Affiliates as determined in each party’s reasonable discretion (such third-party accounting firm being referred to as the “Firm”).  In the event that the parties cannot otherwise agree on a Firm that is satisfactory, Deloitte Touche Tohmatsu Limited shall serve in such capacity.  The Firm may only resolve disagreements as to matters covered by the Notice of Dispute.  All matters not covered by the Notice of Dispute shall be deemed to be final, binding and conclusive.  The determination by the Firm shall be final, binding and conclusive on both Seller and Purchaser.  Each of Purchaser and Seller shall promptly provide their assertions regarding the Closing Date Indebtedness, the Closing Date Cash and Equivalents, the Net Working Capital Adjustment and/or the Closing Date Acquired Company Transaction Expenses, as applicable, in writing to the Firm and to each other.  The Firm shall consider only those items and amounts which are identified in the Notice of Dispute as being items which Seller and Purchaser are unable to resolve.  The Firm’s determination will be based solely on the definitions of Closing Date Indebtedness, Closing Date Cash and Equivalents, Net Working Capital Adjustment and/or the Closing Date Acquired Company Transaction Expenses contained herein and the provisions of this Section 1.3.  Further, the Firm’s determination shall be based solely on the presentations by Purchaser and Seller which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review).  Seller and Purchaser shall each pay the fees and disbursements of their respective internal and independent accountants and other personnel incurred in the initial preparation, review and final determination of the Closing Date Indebtedness, the Closing Date Cash and Equivalents, the Net Working Capital Adjustment and the Closing Date Acquired Company Transaction Expenses.  The costs and expenses of the Firm shall be allocated between Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.  For example, if Seller claims the Closing Date Indebtedness is $1,000 less than the amount determined by Purchaser’s accountants, and Purchaser contests only $500 of the reduced amount claimed by Seller, and if the Firm ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to Purchaser and 40% (i.e., 200 ÷ 500) to Seller.  The Firm shall be instructed to render its determination as soon as reasonably possible (which the parties hereto agree should not be later than 60 calendar days following the day on which the disagreement is referred to the Firm).  The Firm shall conduct its determination activities in a manner wherein all materials submitted to them are simultaneously delivered to the other party, but are otherwise held in confidence and shall not be disclosed to third parties.  The parties agree that judgment may be entered upon the determination of the Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(d)                                 Promptly after the Closing Date Indebtedness, the Closing Date Cash and Equivalents, the Net Working Capital Adjustment and the Closing Date Acquired Company Transaction Expenses shall have become final, binding and conclusive in all respects in accordance with this Section 1.3:

(i)                                    if the Purchase Price exceeds the Estimated Purchase Price, Purchaser shall deliver to Seller the amount of such excess; or

(ii)                                if the Estimated Purchase Price exceeds the Purchase Price, Seller shall deliver to Purchaser the amount of such excess.

(e)                                  All payments under Section 1.3(d) shall be made by wire transfer of immediately available funds to an account specified in writing by the receiving party, and such wire transfer shall include, in addition to the amount specified in Section 1.3(d), an amount equal to interest accrued on such amount at the prime rate as published in the Wall Street Journal (compounded quarterly) for the period from the Closing Date through the date of payment.

2.                                      REPRESENTATIONS AND WARRANTIES RELATING TO SELLER PARENT AND SELLER

Seller Parent and Seller hereby represent and warrant, except as set forth in the Disclosure Schedule, to and for the benefit of Purchaser, as follows:

2.1                               Due Organization and Good Standing.  Each of Seller Parent and Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Seller Parent and Seller is qualified to do business as a foreign corporation and (to the extent “good standing” is recognized in a particular jurisdiction) is in good standing under the laws of all jurisdictions where property owned, leased or operated by it or the nature of its business requires such qualification and where the failure to be so qualified would be adverse in any material respect to Seller Parent and Seller, taken as a whole.

2.2                               Authority.  Each of Seller Parent and Seller has all requisite corporate power and authority to execute and deliver this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement to be executed by Seller Parent and Seller and to perform its obligations hereunder and thereunder (including, with respect to Seller, all right, power, capacity and authority to sell, transfer, convey and surrender the Shares as provided by this Agreement), and the execution, delivery and performance by Seller Parent or Seller (as applicable) of this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Seller Parent or Seller (as applicable) and no other proceedings are necessary to authorize the execution, delivery and performance by Seller Parent or Seller (as applicable) of this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement.

2.3                               Execution, Delivery; Valid and Binding Agreements.  This Agreement and each other agreement, document or instrument referred to in or contemplated by this Agreement to be executed and delivered by Seller Parent or Seller have been duly executed and delivered by Seller Parent and Seller (as applicable), and assuming that this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement have been duly executed and delivered by the other parties hereto and thereto, constitute, or, when executed by the other parties hereto and thereto, will constitute, valid and binding agreements of Seller Parent or Seller (as applicable), enforceable against Seller Parent or Seller (as applicable) in accordance with their terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws from time to time in effect relating to creditors’ rights and remedies generally and general principles of equity.

2.4                               Non-Contravention; No Consents or Approvals.  Neither: (1) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (2) any of the transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time):

(a)                                 contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation of Seller Parent or Seller; or (ii) any resolution adopted by the equity holders or board of directors (or similar body) of Seller Parent or Seller;

(b)                                 contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Seller Parent or Seller or any of the assets owned or used by Seller Parent or Seller, is subject; or

(c)                                  contravene, conflict with or result in a violation or breach of, or result in a default under, give any party the right to supplement, terminate or amend, or accelerate or materially alter any rights or obligations under, or result in the automatic modification, amendment or termination of, any provision of any Contract to which Seller Parent or Seller is a party or by which Seller Parent or Seller is bound.

Neither Seller Parent nor Seller is (and neither Seller Parent nor Seller will be) required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the performance by Seller Parent or Seller of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; or (y) the consummation by Seller Parent or Seller of any of the transactions contemplated by this Agreement or by any of the other agreements, documents or instruments referred to in this Agreement.

2.5                               Title and Ownership.  Seller is the record and beneficial owner of the Shares and has good, valid and marketable title to all of the Shares, free and clear of all Encumbrances.  There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other rights to acquire any Shares or any securities exercisable or exchangeable for, or convertible into, any Shares or other equity interests in the Acquired Company.

2.6                               Legal Proceedings.  There is no pending Legal Proceeding and, to the knowledge of Seller, no Person has threatened to commence any Legal Proceeding, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.  There is no order, writ, injunction, judgment or decree to which Seller is subject that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

3.                                      REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRED COMPANY

Seller represents and warrants, except as set forth in the Disclosure Schedule, to and for the benefit of Purchaser, as follows:

3.1          Due Organization, Etc.

(a)           Organization.  The Acquired Company has been duly organized, and is validly existing and (to the extent “good standing” is recognized in a particular jurisdiction) in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to perform its obligations under all Material Contracts by which it is bound.

(b)           Qualification.  The Acquired Company is qualified to do business as a foreign corporation, and (to the extent “good standing” is recognized in a particular jurisdiction) is in good standing, under the laws of all jurisdictions where property owned, leased or operated by it or the nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect.  Part 3.1(b) of the Disclosure Schedule sets forth each state or other jurisdiction in which the Acquired Company is licensed or qualified to do business.

(c)           Directors, Officers and Managers.  Part 3.1(c) of the Disclosure Schedule accurately sets forth, if applicable: (i) the names of the members of the board of directors of the Acquired Company; and (ii) the names and titles of the officers (or those individuals holding similar positions) of the Acquired Company.

3.2          Organizing Documents; Ownership Records.  Seller has Made Available to Purchaser accurate and complete copies of the current: (a) certificate of incorporation and bylaws of the Acquired Company (the “Organizing Documents”); and (b) stock records of the Acquired Company.

3.3          Capitalization, Etc.

(a)           Outstanding Securities.  The authorized capital stock of the Acquired Company consists of 1,000 shares of common stock, par value $1.00 per share, of which 1,000 shares have been issued and are outstanding as of the date of this Agreement.  The Shares represent one hundred percent (100%) of the outstanding capital stock of the Acquired Company.  All of the Shares have been duly authorized and validly issued, and are fully paid and non-assessable.  Seller is the sole shareholder of record of the Acquired Company.

(b)           No Other Securities.  There is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Acquired Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Acquired Company or (iii) stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of the Acquired Company.

(c)           Legal Issuance.  All outstanding shares of Company Common Stock (including, for the avoidance of doubt, the Shares) have been issued and granted in compliance with all applicable securities laws or pursuant to valid exemptions therefrom and other applicable Legal Requirements.

(d)           Acquired Company Shares.  The Acquired Company does not own any equity interest in any Entity.

3.4          Financial Statements; Absence of Changes.

(a)           Delivery of Financial Statements.  The following financial statements and notes (collectively, the “Company Financial Statements”) are attached as Part 3.4(a) of the Disclosure

Schedule: (i) the unaudited balance sheets of the Acquired Company as of December 31, 2014 and December 31, 2015, and the related unaudited statements of cash flows and unaudited statements of income for the years ended December 31, 2014 and December 31, 2015; and (ii) the unaudited balance sheet of the Acquired Company (the “Unaudited Interim Balance Sheet”) as of February 29, 2016 (the “Balance Sheet Date”), and the related unaudited statement of cash flows and unaudited statement of income of the Acquired Company for the two months then ended.

(b)           Fair Presentation.  The Company Financial Statements present fairly the financial position of the Acquired Company as of the respective dates thereof and the results of operations, financial condition and cash flow of the Acquired Company for the periods covered thereby.  The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except that the Company Financial Statements do not contain footnotes.

(c)           Absence of Changes.  Except as set forth in Part 3.4(c) of the Disclosure Schedule, between the Balance Sheet Date and the date of this Agreement: (i) there has not been any Material Adverse Effect on the Acquired Company; (ii) there has not been any material loss, damage or destruction to, or any material interruption in the use of, the material assets of the Acquired Company; (iii) the Acquired Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities; (iv) the Acquired Company has not changed any of its methods of accounting or accounting practices in any material respect, except as required by any Legal Requirements or GAAP; (v) the Acquired Company has not made or changed any Tax election except as required by any Legal Requirements, settled or compromised any claim, notice or assessment in respect of Taxes, filed an amended Tax Return, prepared any Tax Returns in a manner inconsistent with past practices of the Acquired Company with respect to the treatment of items on such Tax Returns or incurred any liability for any Taxes outside of the ordinary course of business; and (vi) there has been no increase in salary or bonus or other compensation or benefits payable or provided to any director, officer, employee, consultant, advisor or agent of the Acquired Company.

3.5          Liabilities.  As of the date of this Agreement, the Acquired Company has no liabilities of the type required to be reflected in the “liabilities” column of a balance sheet of the Acquired Company prepared in accordance with GAAP, except for: (a) liabilities identified as such in the Unaudited Interim Balance Sheet; (b) liabilities that have been incurred by the Acquired Company since the Balance Sheet Date in the ordinary course of business; (c) liabilities under the Acquired Company Contracts; and (d) the liabilities identified in Part 3.5 of the Disclosure Schedule.  As of the date of this Agreement, the Acquired Company does not owe any payables or other amounts to any Affiliate of the Acquired Company.

3.6          Proprietary Assets.

(a)           Registered Proprietary Assets.  Part 3.6(a) of the Disclosure Schedule sets forth each Acquired Company Proprietary Asset registered with any Governmental Body or for which an application for registration has been filed with any Governmental Body: (i) a brief description of such Proprietary Asset; (ii) the names of the jurisdictions covered by the applicable registration or application; and (iii) the application and/or registration number and date.  Part 3.6(a) also lists all Internet domain names owned by or licensed to the Acquired Company.  All registered Proprietary Assets listed on Part 3.6(a) of the Disclosure Schedule are subsisting, valid, enforceable and in full force and effect, and the Acquired Company has performed all acts and have paid all renewal, maintenance and other fees and taxes required to maintain each and every registration and application listed on Part 3.6(a) of the

Disclosure Schedule in full force and effect.  There is no Legal Proceeding pending (or to the knowledge of Seller threatened) against the Acquired Company challenging the validity, enforceability or effectiveness of any Acquired Company Proprietary Asset.

(b)           In-Licensed Proprietary Assets.  Part 3.6(b) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset that is licensed or otherwise made available to the Acquired Company by any Person (an “In-Licensed Proprietary Asset”) (except for any off-the-shelf Software that is licensed to the Acquired Company under any click-through, shrink-wrap or other standard third-party software license generally available to the public at a total cost of less than $50,000), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to the Acquired Company.

(c)           Ownership Free and Clear.  The Acquired Company has good and valid title to all of the Acquired Company Proprietary Assets (other than In-Licensed Proprietary Assets), free and clear of all Encumbrances.  There are no Legal Proceeding pending or, to the knowledge of Seller, threatened, against the Acquired Company challenging the Acquired Company’s good and valid title to any Acquired Company Proprietary Assets (other than In-Licensed Proprietary Assets) free and clear of any Encumbrances.

(d)           Protective Measures.  The Acquired Company has taken commercially reasonable measures and precautions necessary to protect and maintain the confidentiality, secrecy and value of all Acquired Company Proprietary Assets (except Acquired Company Proprietary Assets whose value would not be materially impaired by public disclosure and except for the absence (or permitted lapse) of registrations of trade names, service marks and copyrights).

(e)           No Infringement.  Neither the Acquired Company nor the conduct of its business as it is currently being conducted or as it has been conducted in the past infringes or misappropriates or has infringed or misappropriated any Proprietary Asset owned or used by any other Person.  There are no Legal Proceedings pending (or to the knowledge of Seller threatened) against the Acquired Company in which the Acquired Company is alleged to have infringed, violated or misappropriated the Proprietary Assets owned by another Person.  To the knowledge of Seller, no other Person is infringing, violating or misappropriating any Acquired Company Proprietary Asset.

(f)            User Privacy. Seller has Made Available to Purchaser a copy of all online privacy policies of the Acquired Company, as currently in effect and as in effect since January 1, 2011.  The Acquired Company is, and since January 1, 2011, has been, in material compliance with (i) its privacy policies and terms of use (including those posted from time to time on the Acquired Company website at www.mypoints.com); (ii) all other contractual obligations relating to the Processing of Personal Information; and (iii) all applicable Privacy Laws.  The Acquired Company has obtained all material approvals and licenses necessary to Process such Personal Information and is Processing such Personal Information in accordance with the scope of such approvals and licenses (if any).  The execution, delivery and performance of this Agreement complies with and is permitted under all Privacy laws applicable to the Acquired Company and with the Acquired Company’s privacy policies.  Except as set forth in Part 3.6(f) of the Disclosure Schedule, since January 1, 2011, each such privacy policy has at all times made all disclosures to users or customers required by applicable Privacy Laws, and none of such disclosures made or contained in any such privacy policy has been in violation of any applicable Privacy Laws.  The Acquired Company has commercially reasonable information security and data protection controls in place, consistent with general industry practices based on the type of data and degree of risk associated with the Personal Information and other confidential information collected or maintained by the Acquired Company, and there has been no material breach thereof or loss of data in the last five years.  The Acquired Company has not experienced a “breach of security,” as that term is defined under breach notification provisions of applicable Privacy Laws.  Since January 1, 2011, the Acquired Company has not received any written notice of any Legal Proceeding alleging a violation of any Person’s privacy or data rights or misuse of any Personal Information under applicable Privacy Laws or alleging any non-compliance with Privacy Laws applicable to the Acquired Company or the Acquired Company’s privacy policies or terms of use relating thereto, nor is the Acquired Company aware of any facts that would reasonably give rise thereto.  Nor, to the knowledge of the Acquired Company, is there any pending investigation of the Acquired Company by any Governmental Body relating to applicable Privacy Laws.

(g)           Software. The Acquired Company employs commercially reasonable virus scanning tools designed to prevent the introduction into the Acquired Company’s computer systems of any computer code or any other mechanisms which may: (i) disrupt, disable, erase or harm in any way such computer systems’ operation, or cause damage or corruption of data, hardware, storage media, programs, equipment or communications included in such systems or (ii) permit any Person to access such computer systems without authorization.  No Open Source Software or Software that incorporates, is linked to or is derived from Open Source Software has been distributed, published or licensed by the Acquired Company to third parties in a manner that would: (A) require the Acquired Company to license, disclose or distribute to third parties the source code of any Software included in the Acquired Company Proprietary Assets or that is material to the business of the Acquired Company or (B) materially limit the Acquired Company’s freedom of action with respect to seeking compensation in connection with sublicensing, licensing or distributing any Software included in the Acquired Company Proprietary Assets or that is material to the business of the Acquired Company.  Neither Seller nor its Affiliates nor the Acquired Company has disclosed or delivered to any Person (other than employees of the Acquired Company or its Affiliates), or permitted the disclosure or delivery to any escrow agent or other Person, of the source code of Software included in the Acquired Company Proprietary Assets or that is material to the business of the Acquired Company.

(h)           Development.  All Acquired Company Proprietary Assets (except for domain names or for any Acquired Company Proprietary Assets identified on Part 3.6(h) of the Disclosure Schedule) were developed by employees or contractors of the Acquired Company who entered into valid and enforceable written agreements with the Acquired Company that assigned to the Acquired Company all right, title and interest in and to any Proprietary Asset developed in whole or part by such employee or contractor in the course of his employment or engagement by the Acquired Company.

(i)            Sufficiency.  Except as set forth on Part 3.6(i) of the Disclosure Schedule, the Acquired Company Proprietary Assets and the In-Licensed Proprietary Assets together constitute all of the Proprietary Assets used or held for use in connection with, necessary for the conduct of or otherwise material to the Acquired Company or its business as such business is currently being conducted.

3.7          Contracts.

(a)           List of Contracts.  Part 3.7(a) of the Disclosure Schedule identifies the following Acquired Company Contracts in effect as of the date of this Agreement:

(i)            each Acquired Company Contract providing for the employment of, or the performance of services by, any employee or consultant other than: (A) any Acquired Company Contract that is in all material respects consistent with the form of offer letter attached to Part 3.7(a)(i) of the Disclosure Schedule; and (B) any Acquired Company Contract with a consultant that does not require such Acquired Company to make payments in excess of $50,000 in the aggregate;

(ii)           any Acquired Company Contract pursuant to which the Acquired Company is obligated to make any Change of Control Payment, severance, termination or similar payment to any current or former employee or director or other Person;

(iii)         each Acquired Company Contract creating any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities other than Acquired Company Contracts entered into in the ordinary course of business providing for advertising revenue sharing;

(iv)          each Acquired Company Contract imposing any restriction on the ability of the Acquired Company to: (A) compete with any other Person or engage in any business or (B) solicit or hire any person, except for any such Acquired Company Contract that may be cancelled by the Acquired Company without penalty or other liability of the Acquired Company upon notice of 30 days or less;

(v)           each Acquired Company Contract that provides for indemnification of any current or former officer, director, manager, employee or agent;

(vi)          each Acquired Company Contract pursuant to which the Acquired Company leases any real property or personal property (except personal property leases having aggregate payments of less than $25,000);

(vii)        each Acquired Company Contract pursuant to which the Acquired Company licenses any Proprietary Asset that is material to the Business to or from any third party or which materially limit or constrain the use or other commercialization by the Acquired Company of any Acquired Company Proprietary Asset;

(viii)       each Acquired Company Contract with Seller or any of its Affiliates;

(ix)          each Acquired Company Contract relating to material Acquired Company Proprietary Assets;

(x)           each Acquired Company Contract providing for Indebtedness;

(xi)          each Acquired Company Contract constituting a settlement agreement for which the Acquired Company has any pending or ongoing obligations or is subject to any restrictions;

(xii)        each Acquired Company Contract granting a power of attorney on behalf of the Acquired Company;

(xiii)       (A) each material Acquired Company Contract entered into with any Key Retailer pursuant to the which the Acquired Company is entitled to receive revenue from such Key Retailer and (B) each material Acquired Company Contract entered into with any Key Redemption Partner pursuant to which such Key Redemption Partner is entitled to receive amounts from the Acquired Company or any Members in the form of cash or redeemed Gift Cards; and

(xiv)       any other Acquired Company Contract that: (A) contemplates or involves: (1) the payment or delivery by or to the Acquired Company of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate; or (2) the performance of services by or for the Acquired Company having a value in excess of $50,000 in the aggregate; and (B) that: (1) has a term of more than 90 days; or (2) may not be terminated by the Acquired Company (without penalty) within 90 days after the delivery of a termination notice by the Acquired Company.

(Contracts in the respective categories described in clauses “(i)” through “(xiv)” above are referred to in this Agreement as “Material Contracts”.)

(b)           Delivery of Contracts.  Seller has Made Available to Purchaser accurate and complete copies of all written Material Contracts identified in Part 3.7(a) of the Disclosure Schedule, including all amendments thereto, and a detailed description of the terms of any oral Material Contract.  Each Material Contract is valid and in full force and effect, and, to the knowledge of Seller, is enforceable by the Acquired Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)           No Breach.  Except as set forth in Part 3.7(c) of the Disclosure Schedule, the Acquired Company has not committed a breach in any material respect of any Material Contract that remains uncured, and, to the knowledge of Seller, no other Person has committed a breach of any Material Contract that remains uncured.  To the knowledge of Seller, there is no event which, upon giving of notice or lapse of time or both, would constitute a breach or default under any such Material Contract or would permit the termination, modification or acceleration of such Material Contract.  Since January 1, 2015, no counterparty to any Material Contract has provided Seller or the Acquired Company written notice or, to the knowledge of the Acquired Company, oral notice of a breach or default by the Acquired Company under any Material Contract and neither the Acquired Company nor any counterparty to any Material Contract has provided the other with notice of termination or non-renewal of, or any notice of any intention or plan to terminate or non-renew, any Material Contract.

(d)           Seller Contracts.  Part 3.7(d) of the Disclosure Schedule sets forth each Contract to which Seller Parent or Seller is a party under which the Acquired Company receives or provides services (other than immaterial services).

3.8          Compliance with Legal Requirements; Governmental Authorizations.

(a)           Compliance with Legal Requirements.  The Acquired Company is, and since January 1, 2013 has been, in compliance in all material respects with all applicable Legal Requirements.  Since January 1, 2013, the Acquired Company has not received any notice from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any material Legal Requirement.

(b)           Governmental Authorizations. Part 3.8(b) of the Disclosure Schedule identifies each material Governmental Authorization held by the Acquired Company.  The Governmental Authorizations identified in Part 3.8(b) of the Disclosure Schedule: (i) are valid and in full force and effect; and (ii) collectively constitute all Governmental Authorizations necessary to enable the Acquired Company to conduct its business in the manner in which its business is currently being conducted.  The Acquired Company is in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 3.8(b) of the Disclosure Schedule.  Since January 1, 2013, the Acquired Company has not received any notice from any Governmental Body regarding any material violation of or material failure to comply with any term or requirement of any Governmental Authorization.

(c)           Foreign Corrupt Practices Act and Export Control and Antiboycott Laws.  The Acquired Company has not, and no representative of the Acquired Company in its capacity as such has, violated the Foreign Corrupt Practice Act of 1977, as amended, or the anticorruption laws of any jurisdiction in which the Acquired Company conducts business.  The Acquired Company has at all times complied with all Legal Requirements relating to export control and trade sanctions or embargoes.  The

Acquired Company has not violated the antiboycott prohibitions contained in 50 U.S.C. Sections 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.  To the knowledge of Seller, the Acquired Company has not undergone and is not currently undergoing, any audit, review, inspection, investigation, survey or examination by a Governmental Body relating to the Foreign Corrupt Practice Act of 1977, as amended, the anticorruption laws of any jurisdiction in which the Acquired Company conducts business or export, import or other trade-related activity.

3.9          Tax Matters.

(a)           Tax Returns.  All Tax Returns required to be filed by or on behalf of the Acquired Company, or in which the Acquired Company is or was required to be included, with respect to any taxable period ending on or before the Closing Date: (i) have been or will be filed on or before the applicable due date (taking into account any extensions of such due date); and (ii) have been, or will be when filed, prepared, in all material respects, in compliance with all applicable Legal Requirements.  Except as reserved on the Company Financial Statements, all amounts shown on any Tax Return to be due on or before the Closing Date have been or will be paid on or before the Closing Date.  The Acquired Company is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax.

(b)           Liabilities Properly Accrued.  The Acquired Company has adequately reserved in the Company Financial Statements in accordance with GAAP for all Taxes that have accrued but are not yet due or payable as of the dates thereof.  Since the end of the most recent period covered by the Company Financial Statements, the Acquired Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)           Payment and Withholding of Taxes. Except as properly reserved on the Company Financial Statements, all Taxes due on or before the Closing Date in respect of the Acquired Company have been or will be timely paid on or before the Closing Date, whether or not shown on any Tax Return.  The Acquired Company has paid or withheld with respect to its employees, stockholders and other third parties all Taxes and social security charges and similar fees required to be paid or withheld, has timely paid over any such Taxes to the appropriate Governmental Body and has properly classified each of its service providers as an employee or independent contractor and as exempt or non-exempt for all Tax purposes.  The Acquired Company has complied with all information reporting and backup withholding provisions of the applicable Legal Requirements.

(d)           Sales and Use Taxes.  The Acquired Company has collected all sales, use, value-added and similar Taxes required to be collected, and has timely remitted, or will timely remit, such amounts to the appropriate Governmental Body. The Acquired Company has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transaction as to which it would otherwise have been obligated to collect or withhold Taxes.

(e)           Inquiries, Extensions and Waivers.  Except as set forth in Part 3.9(e) of the Disclosure Schedule, between January 1, 2011 and the date of this Agreement: (i) no Tax Return of the Acquired Company has been examined or audited by any Governmental Body (excluding any examination or audit relating to a consolidated, combined, unitary or similar Tax Return but not specifically relating to the activities or operations of the Acquired Company); (ii) no extension or waiver of the limitation period applicable to any Taxes or Tax Return of the Acquired Company has been requested or granted; and (iii) no deficiency or proposed adjustment for any Tax (including any related interest, penalties or additions thereto) has been proposed, asserted or assessed by any Governmental

Body against the Acquired Company (excluding any deficiency or proposed adjustment relating to a consolidated, combined, unitary or similar Tax Return but not specifically relating to the activities or operations of any Acquired Company) that has not been paid, settled or otherwise resolved.  There is no Legal Proceeding or audit now pending, proposed or, to the knowledge of Seller, threatened against the Acquired Company (excluding any Legal Proceeding or audit relating to a consolidated, combined, unitary or similar Tax Return but not specifically relating to the activities or operations of any Acquired Company) or concerning the Acquired Company with respect to any Taxes.

(f)            Tax Sharing Agreement.  The Acquired Company is not party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract.

(g)           Tax Shelter.  The Acquired Company has not consummated or participated in, or is currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder.  The Acquired Company has not participated in nor is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b).

(h)           No Liability for Taxes of Others.  The Acquired Company does not have any liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations as a transferee or successor, by Contract or otherwise.

(i)            No Jurisdictional Claims.  To the knowledge of Seller, no claim has ever been made by an authority in a jurisdiction where the Acquired Company does not file Tax returns that it is or may be subject to taxation by that jurisdiction.

(j)            Real Property Holding Corporation.  The Acquired Company is not and has never been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Acquired Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

(k)           Tax liens.  There are no liens for Taxes upon any property or asset of the Acquired Company, other than liens for Taxes that are not yet currently due and payable and that have been properly reserved for in the Company Financial Statements in accordance with GAAP.

(l)            Inclusion/Exclusion from Income. The Acquired Company will not be required as a result of: (i) a change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law); (iv) any installment sale or open transaction disposition; (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (vi) the receipt of any prepaid revenue; or (vii) an election under Section 108(i), to include any item of income or exclude any item of deduction for any taxable period (or portion thereof) beginning after the Closing Date that would not have otherwise so been included or excluded as the case may be.

(m)          No Distributed Stock. The Acquired Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361.

(n)           No Permanent Establishment. The Acquired Company has no Tax Return filing obligations in any jurisdiction outside of the United States and does not have a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business in a country other than the United States.

3.10        Employee and Labor Matters; Benefit Plans.

(a)           Employee List.  Part 3.10(a) of the Disclosure Schedule contains a list of each employee (with respect to any jurisdiction where disclosure by name would be prohibited by applicable Legal Requirements, by employee number rather than by name) of the Acquired Company (such an employee, an “Acquired Company Employee” and all such employees, collectively, the “Acquired Company Employees”) as of the date of this Agreement, and correctly reflects: (i) their start dates; (ii) their positions; (iii) their salaries; (iv) any bonus compensation paid or payable to them for the year ended December 31, 2015 (or if such amount is not known by the Closing Date, a good faith estimate of such amount along with the maximum possible amount); (v) employment classification (exempt or nonexempt); (vi) whether or not such employee is on leave and for legally protected leaves, the expiration date of such protection and the anticipated return to work date; and (vii) accrued vacation, sick or paid time-off.  The Acquired Company Employees constitute all of the current employees of Seller or any of its Affiliates that have been involved, in any material respect, in the operation of the business of the Acquired Company since January 1, 2016.

(b)           Employee Plans.  Part 3.10(b) of the Disclosure Schedule identifies each “employee benefit plan” (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”)), and each other salary, bonus, deferred compensation, incentive compensation, employment, retention, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, profit-sharing, pension or retirement plan, program or arrangement, whether or not subject to ERISA (each, an “Employee Benefit Plan”) sponsored, maintained, contributed to or required to be contributed to by the Acquired Company or with respect to which the Acquired Company has any liability (such Employee Benefit Plans, (collectively, the “Acquired Company Employee Plans”). Part 3.10(b) of the Disclosure Schedule separately lists each Employee Benefit Plan sponsored, maintained, contributed to or required to be contributed to by Seller or any of its Affiliates other than the Acquired Company with respect to which any Acquired Company is a participating employer or with respect to which any Acquired Company Employee is entitled to receive any employee benefits (it being understood, however, that none of such plans is an “Acquired Company Employee Plan” unless the Acquired Company sponsors, maintains, contributes to or is required to contribute to such plan or has any liability under such plan).

(c)           Plan Documents.  With respect to each Acquired Company Employee Plan, Seller has Made Available to Purchaser: (i) an accurate and complete copy of such Acquired Company Employee Plan from inception to the date hereof (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Acquired Company Employee Plan for the last two years, including all attachments; (iii) an accurate and complete copy of the most recent summary plan description, together with any summaries of material modifications, with respect to such Acquired Company Employee Plan; (iv) if such Acquired Company Employee Plan is funded through a trust or any third-party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (v) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Acquired Company Employee Plan (if such Acquired Company Employee Plan is intended to be qualified under Section 401(a) of the Code); (vi) an accurate and complete copy of the most recent nondiscrimination testing reports, if required under ERISA or the Code; (vii) all non-routine correspondence with any Governmental Body or plan participant with respect to any Acquired Company Employee Plan within the last three years; and (vii) all notes or minutes of any fiduciary or administrative committee.

(d)           ERISA Withdrawal Liability.  The Acquired Company is not required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA, Section 3(40)(B)(ii) of ERISA or Section 414(b), (c), (m) or (o) of the Code, and the Acquired Company is not a member of an “affiliated service group” within the meaning of Section 414(m) of the Code.  The Acquired Company has not made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in “withdrawal liability,” as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).  The Acquired Company has not sponsored, maintained or contributed to and does not have any liability with respect to any defined benefit plan (as defined in Section 3(35) of ERISA), any “multiple employer plan” subject to Sections 4063 or 4064 of ERISA or Section 413(c) of the Code or otherwise has any liability under Section 412 of the Code or Title IV or Section 302 of ERISA. The Acquired Company does not have any obligation to provide post-termination health, life or other welfare-type benefits to any current or former employee, officer or director, or other Person other than benefits required by COBRA for which the participant pays the full cost of coverage.  With respect to each Acquired Company Employee Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), all claims are: (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; (ii) covered under a contract with a health maintenance organization, pursuant to which the health maintenance organization bears the liability for claims and there are no provisions for retroactive premium adjustments; or (iii) reflected as a liability or accrued for on the financial statements.

(e)           401(a) Qualification.  Each of the Acquired Company Employee Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and to the knowledge of Seller, no fact, circumstance or event has occurred or exists that would reasonably be expected to adversely affect the qualified status of such Acquired Company Employee Plan. Each Acquired Company Employee Plan complies in form and in operation, in all material respects, with its terms and with the requirements of the Code, ERISA and all applicable Legal Requirements.

(f)            Contributions. With respect to the Acquired Company Employee Plans, all contributions and benefit payments due prior to the Closing Date have been timely made or properly accrued in accordance with GAAP.

(g)           Reports. All required reports and descriptions and participant notices have been filed or distributed in compliance with the applicable requirements of ERISA and the Code with respect to each Acquired Company Employee Plan.

(h)           Claims, Prohibited Transactions. No Legal Proceeding or audit or investigation with respect to the Acquired Company Employee Plans (other than routine claims for benefits for which any liability belongs solely to an insurance company) is pending or, to knowledge of the Acquired Company, threatened nor, to the knowledge of Seller, is there any reasonable basis for any such Legal Proceeding. There have been no “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Acquired Company Employee Plan. No “fiduciary” (as defined in Section 3(21) of the Code) has any liability for breach of fiduciary duty with respect to the investment of the assets or the administration of any Acquired Company Employee Plan.  To the knowledge of Seller, no Acquired Company Employee Plan is under audit or investigation by, or is the subject of a proceeding with respect to, any Governmental Body, including the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation.  Neither the Acquired Company nor any other Person has engaged in any transaction with respect to any Acquired Company Employee Plan that could subject the Acquired Company Employee Plan, the Acquired Company or any other Person to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable law.  No Acquired Company Employee Plan is or has been the subject of any correction procedure, including the Employee Plan Compliance Resolution System (EPCRS), the Delinquent Filer Voluntary Compliance Program or the Voluntary Fiduciary Correction Program.

(i)            409A. Each Acquired Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code is and has been in material documentary and operational compliance with such section and all applicable regulatory guidance.  The Acquired Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred pursuant to Section 4999 of the Code or Section 409A of the Code or otherwise.

(j)            Change of Control Payments.  Neither the execution, delivery or performance of this Agreement, nor the consummation of the Stock Purchase or any of the other transactions contemplated by this Agreement, either alone or in conjunction with any other event, will: (i) result in any payment (including any Change of Control Payment, bonus, golden parachute or severance payment) by the Acquired Company, Seller, or any of its Affiliates to any current or former Acquired Company Employee or director of the Acquired Company (whether or not under any Acquired Company Employee Plan) or any other Person; (ii) increase the benefits payable by the Acquired Company under any Acquired Company Employee Plan; (iii) result in any acceleration of the time of funding, payment or vesting of any such benefits; (iv) result in any payment or series of payments that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any Person; or (v) result in any liability to Purchaser or the Acquired Company under any Acquired Company Employee Plan or agreement with any current or former officer, employee, director or other service provider.

(k)           Labor Relations.  The Acquired Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Acquired Company Employees.  Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union or works council with respect to the Acquired Company Employees. There is no labor strike, slowdown, work stoppage, material grievance or lockout actually pending or, to the knowledge of Seller, threatened against the Acquired Company or, with respect to the Acquired Company Employees.  Except as set forth in Part 3.10(k) of the Disclosure Schedule, all of the Acquired Company Employees are “at will” employees who can be terminated at any time for any reason without any monetary or obligations on the part of the Acquired Company.  There are no Legal Proceedings pending or, to the knowledge of Seller, threatened against the Acquired Company, nor, to the knowledge of Seller, is there any reasonable basis for any such Legal Proceeding.  No current employee of the Acquired Company has given notice of his or her intent to terminate such employment and no notice of termination has been given to any employee by the Acquired Company.  No current employee of the Acquired Company is subject to any disciplinary action or on a performance improvement plan or similar action.  There will have not been any “employment losses” or “layoffs” (as defined in the WARN Act) or similar event during the 90 days prior to the Closing Date that, when aggregated with enough similar other events, could result in any obligation on behalf of the Acquired Company under the WARN Act.  No current or former employee of the Acquired Company has made any allegation of wrongdoing by the Acquired Company or its current or former officers, directors or employees.  The Acquired Company has no financial obligation to any former officer, director, or employee.  The Acquired Company is not subject to any contractual obligation to rehire any former employee or to refrain from disparaging any current or former officer, director or employee.  The Acquired Company has complied with all Legal Requirements relating to its current and former employees and other service providers, including all applicable Legal Requirements respecting employment and employment practices, immigration, terms and conditions of employment, and wages and hours.  Seller has Made Available to Purchaser true, correct and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials of the Acquired Company within the last five years relating to the employment of  employees, as well as all affirmative action plans and material correspondence with any Governmental Body during the last five years relating to affirmative action plans or other employment-related matters (e.g., OFCCP compliance evaluations, closure letters and conciliation agreements).

(l)            Other.  None of the Acquired Company Employee Plans are subject to any Legal Requirements of a jurisdiction outside the United States and the Acquired Company has no plan or commitment to establish any new Employee Benefit Plan or to modify any Employee Benefit Plan.  Each Acquired Company Employee Plan may be terminated without liability to the Acquired Company other than ordinary administrative expenses typically associated with such a termination.

3.11        Legal Proceedings; Orders.  Except as set forth in Part 3.11 of the Disclosure Schedule, there are no, and since January 1, 2013 there have not been any, Legal Proceedings pending or, to the knowledge of Seller, threatened: (a) against the Acquired Company; or (b) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Stock Purchase or any of the other transactions contemplated by this Agreement.  There is no order, writ, injunction, judgment or decree to which the Acquired Company is subject.

3.12        Non-Contravention; Consents.  None of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation by the Acquired Company of: (i) any of the provisions of the Organizing Documents; or (ii) any resolution adopted by the shareholders or boards of directors of the Acquired Company;

(b)           contravene, conflict with or result in a violation by the Acquired Company of any Legal Requirement or any order, writ, injunction, judgment or decree to which the Acquired Company is subject;

(c)           contravene, conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization that is held by the Acquired Company; or

(d)           contravene, conflict with or result in a material violation or breach by the Acquired Company of, or result in a material default by the Acquired Company under, any provision of any Material Contract.

Except as set forth in Part 3.12 of the Disclosure Schedule, the Acquired Company is not required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (y) the consummation of the Stock Purchase or any of the other transactions contemplated by this Agreement, except for such filings, notices or Consents, which the failure to obtain would not have a Material Adverse Effect on the Acquired Company.

3.13        Key Retailers.

(a)           Part 3.13(a) of the Disclosure Schedule sets forth a correct and complete list of the 10 largest Retailers (as measured by revenue received by the Acquired Company from such Retailers during calendar year 2015) (each, a “Key Retailer”).  Part 3.13(a) of the Disclosure Schedule also sets forth, for each Key Retailer, the aggregate payments from such Key Retailer to the Acquired Company during such period.  To the knowledge of Seller, there are no outstanding disputes with any Key Retailer.

(b)           Since January 1, 2015, no Key Retailer has indicated that it intends to stop, or materially alter the terms of, its business relationship with the Acquired Company.

3.14        Key Redemption Partners.

(a)           Part 3.14(a) of the Disclosure Schedule sets forth a correct and complete list of the 10 largest Redemption Partners (as measured by the number of Reward Points redeemed for Gift Cards that can be used to purchase products or services (or obtain other benefits) from such Redemption Partners during calendar year 2015) (each, a “Key Redemption Partner”).  Part 3.14(a) of the Disclosure Schedule also sets forth, for each Key Redemption Partner, the aggregate payments from the Acquired Company to such Key Redemption Partner during such period.  To the knowledge of Seller, there are no outstanding disputes with any Key Redemption Partner.

(b)           Since January 1, 2015, no Key Redemption Partner has indicated that it intends to stop, or materially alter the terms of, its business relationship with the Acquired Company.

3.15        No Brokers.  Except as set forth on Part 3.15 of the Disclosure Schedule, the Acquired Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, and the Acquired Company has no liability or obligation (contingent or otherwise) with respect to any such fees or commissions payable by Seller.

3.16        Insurance.  There is no pending claim by the Acquired Company under any Company Insurance Agreement as to which coverage has been questioned or disputed.  All premiums payable under all such Company Insurance Agreements have been paid.  To the knowledge of Seller, there are no threatened terminations of, or material premium increases with respect to, any such Company Insurance Agreements.  Since January 1, 2014, the Acquired Company has maintained insurance policies with coverage and policy limits that are substantially similar to the coverage and policy limits provided by the Company Insurance Agreements.

3.17        Real Property.

(a)           The Acquired Company does not own, and since February 1, 2006 has not owned, any real property.  To the knowledge of Seller, prior to February 1, 2006, the Acquired Company has never owned real property.

(b)           Part 3.17(b) of the Disclosure Schedule sets forth a list of all Real Property Leases and the legal address for the corresponding Leased Real Property.

(c)           The Acquired Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or otherwise encumbered its interest in any Leased Real Property or portion thereof or entered into any sublease, license, option, right, concession or other similar agreement granting to any Person the present or future right to use or occupy such Leased Real Property (or any portion thereof) and there are no Persons other than the Acquired Company actually occupying the Leased Real Property.  The Leased Real Property is free of Encumbrances (other than Permitted Encumbrances).

(d)           The Leased Real Property comprises all of the real property used in connection with the business of the Acquired Company.

(e)           The Acquired Company’s possession and quiet enjoyment of the Leased Real Property has not been disturbed, and there is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or, to the knowledge of Seller, threatened, relating to the lease, use or occupancy of the Leased Real Property or any portion thereof or the operation of the Acquired Company’s business as currently conducted thereon.  To the knowledge of Seller, none of the Leased Real Property or any portion thereof or interest therein is affected by or the subject of any pending, contemplated or threatened condemnation, expropriation or other proceeding in eminent domain.

3.18        Affiliate Transactions.  Except as set forth on Part 3.18 of the Disclosure Schedule (each Contract required to be listed thereon, an “Affiliate Contract”), the Acquired Company is not, and has not since January 1, 2014 been, a party to any Contract with Seller or any Affiliate thereof or any employee of the Acquired Company (other than Contracts related to employment arrangements or benefits entered into in the ordinary course of business).  None of Seller or any Affiliate thereof has any claim against or owes any amount to, or is owed any amount by, the Acquired Company.

3.19        Environmental.

(a)           Except as set forth on Part 3.19(a) of the Disclosure Schedule, the Acquired Company has complied and is, and since January 1, 2014, has been, in compliance, in each case in all material respects, with all Environmental, Health and Safety Requirements.

(b)           Except as set forth on Part 3.19(b) of the Disclosure Schedule, the Acquired Company has obtained, complied with and is in compliance with all Governmental Authorizations and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of the facilities of the Acquired Company and the operation of the Business.

(c)           None of the Acquired Company or any of its Affiliates has received any written or, to the knowledge of Seller, oral notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), that would reasonably be expected to result in liability to the Acquired Company, including any investigatory, remedial or corrective obligations, relating to any of them or their current or former facilities arising under Environmental, Health and Safety Requirements.

(d)           The Acquired Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Substance, or owned or operated any property or facility in a manner that has given or would be expected to give rise to material liabilities, including any material liability for investigation costs, response costs, remedial costs, corrective action costs, personal injury, property damage, natural resources damages or attorney and consultant fees and costs, pursuant to CERCLA, as amended, or any other Environmental, Health and Safety Requirements.

3.20        Assets.

(a)           The Acquired Company has good and marketable title to, or a valid leasehold interest or license in, the material properties and assets (tangible and intangible) shown on the Unaudited

Interim Balance Sheet (other than assets disposed after the date thereof in the ordinary course of business consistent with past practices) or acquired after the date thereof, free and clear of all Encumbrances (other than Permitted Encumbrances).  Except as set forth in Part 3.20(a) of the Disclosure Schedule, the assets, properties and rights owned by, or leased or licensed to, the Acquired Company (together with the assets, properties and rights being made available by Seller or an Affiliate of Seller pursuant to the Transition Services Agreement) constitute all the assets, properties and rights necessary to operate the business of the Acquired Company as it is currently being operated.

(b)           The buildings, machinery, equipment and other tangible assets of the Acquired Company are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used.

3.21        Accounts Receivable and Payable.  All accounts, notes and other receivables of the Acquired Company are reflected properly on their books and records, are valid receivables arising from bona fide transactions entered into by the Acquired Company in the ordinary course of business subject to no setoffs or counterclaims, and are current and collectible subject to the reserve for bad debts set forth on the Unaudited Interim Balance Sheet.  Part 3.21 of the Disclosure Schedule sets forth the aging of accounts receivable as of the Balance Sheet Date.  The accounts payable and accruals of the Acquired Company have arisen in bona fide arm’s-length transactions in the ordinary course of business and the Acquired Company has been paying its accounts payable as and when due.

3.22        Bank Accounts.  Part 3.22 of the Disclosure Schedule is a true, complete and accurate list of each bank or financial institution in which the Acquired Company has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box and the names of all persons authorized to draw thereon or having signatory power or access thereto.

3.23        Names and Locations.  Part 3.23 of the Disclosure Schedule sets forth all fictitious or trade names that the Acquired Company has been known as or has used and all offices or places of business the Acquired Company has used, in each case, in the past five years.

3.24        Inventory.  Part 3.24 of the Disclosure Schedule sets forth a true, complete and accurate list of all gift cards or other inventory reflected on the books and records of the Acquired Company as of March 31, 2016, with specification whether each is an electronic or physical gift card.  Each gift cards included in such inventory is valid and can be used with the relevant gift card issuer for the purchase of goods or services of the issuer or its affiliates equal to the value specified with respect to each such item, and has no expiration date unless otherwise expressly indicated in Part 3.24 of the Disclosure Schedule.

4.                                      REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants, to and for the benefit of Seller, as follows:

4.1          Due Organization and Good Standing.

(a)           Organization.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California.  Purchaser has full limited liability company power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used.

(b)           Qualification.  Purchaser is qualified to do business as a foreign limited liability company, and is in good standing, in each jurisdiction in which the nature of its business and of its properties makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on Purchaser’s ability to consummate the Stock Purchase or any of the other transactions contemplated by this Agreement.

4.2          Authority.  Purchaser has all requisite limited liability company power and authority to execute and deliver this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement to be executed by Purchaser and to perform its obligations hereunder and thereunder, and the execution, delivery and performance by Purchaser of this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement have been duly authorized by all necessary limited liability company action on the part of Purchaser and no other proceedings are necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement.

4.3          Execution, Delivery; Valid and Binding Agreements.  This Agreement and each other agreement, document or instrument referred to in or contemplated by this Agreement to be executed by Purchaser have been duly executed and delivered by Purchaser, and assuming that this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement have been duly executed and delivered by the other parties hereto and thereto, constitute, or, when executed by the other parties hereto and thereto, will constitute, valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws from time to time in effect relating to creditors’ rights and remedies generally and general principles of equity.

4.4          Non-Contravention; Approvals.  Neither: (1) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (2) any of the transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of formation of Purchaser; or (ii) any resolution adopted by the members or board of managers (or similar body) of Purchaser;

(b)           contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Purchaser or any of the assets owned or used by Purchaser, is subject; or

(c)           contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which Purchaser is a party or by which or Purchaser is bound.

4.5          Consents.  Purchaser is not (nor will Purchaser ever be) required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the performance by Purchaser of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; or (y) the consummation by Purchaser of any of the transactions contemplated by this Agreement or by any of the other agreements, documents or instruments referred to in this Agreement.

4.6          Investment.  Purchaser is acquiring the Shares for investment for its own account and not with a view towards (or for) resale in connection with the public sale or distribution thereof.

4.7          Legal Proceedings.  There is no pending Legal Proceeding and, to the knowledge of Purchaser, no Person has threatened to commence any Legal Proceeding, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.  There is no order, writ, injunction, judgment or decree to which Purchaser is subject that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

4.8          Funding.

(a)           Sufficiency of Funding.  Purchaser has sufficient cash on hand or immediately available under existing credit facilities for Purchaser to pay the aggregate Purchase Price required to be paid at (or promptly following) the Closing and any other amounts required to be paid in connection with the consummation of the Stock Purchase and the other transactions contemplated by this Agreement.

(b)           Solvency.  Assuming the accuracy of the representations and warranties made by Seller Parent and Seller in Sections 2 and 3 (and disregarding any materiality, “Material Adverse Effect”, “knowledge” or similar qualifiers set forth therein) immediately prior to, upon and immediately following the consummation of the Stock Purchase and the other transactions contemplated by this Agreement: (i) Purchaser will not be insolvent; (ii) Purchaser will not be left with unreasonably small capital; (iii) Purchaser will not have incurred debts beyond its ability to pay such debts as they mature; and (iv) the capital of Purchaser will not be impaired.

4.9          Independent Investigation; Seller’s Representations.

(a)           Independent Investigation.  Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Acquired Company.  Purchaser acknowledges that it and its Representatives have been provided access to the personnel, properties, premises, records and information of and relating to the Acquired Company for such purpose.  In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any representations, warranties or information of or relating to Seller Parent, Seller, the Acquired Company or any of their respective Representatives (other than the representations and warranties of Seller Parent and Seller set forth in Section 2 and Section 3).

(b)           No Other Representations; Limitation of Liability.  Purchaser hereby agrees and acknowledges that: (i) other than the representations and warranties set forth in Section 2 and Section 3, none of Seller Parent, Seller, its Affiliates or any Representative of Seller Parent, Seller or their respective Affiliates make or have made, and Purchaser is not relying and has not relied on, any representation or warranty, express or implied, at law or in equity, with respect to the Acquired Company, including as to: (A) merchantability or fitness for any particular use or purpose; (B) the operation of the Acquired Company; or (C) the probable success or profitability of the Acquired Company after the Closing; and (ii) other than the indemnification obligations of Seller set forth in Section 6, none of Seller Parent, Seller, their respective Affiliates or any Representative of Seller Parent, Seller or their respective Affiliates will have or be subject to any liability or indemnification, reimbursement or other obligation to or remedy in favor of Purchaser or any other Person resulting from the distribution to Purchaser, Purchaser’s Affiliates or Purchaser’s or Purchaser’s Affiliates’ Representatives of, or Purchaser’s use of, any information relating to the Acquired Company, including any information, documents or material Made Available to Purchaser, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Purchaser or in any other form in contemplation of the Stock Purchase and the other transactions contemplated by this Agreement.

(c)           Indemnification Rights; Fraud.  Notwithstanding anything to the contrary in this Section 4.9 or otherwise, nothing contained in this Section 4.9 or elsewhere in this Agreement shall limit: (i) Purchaser’s indemnification rights under Section 6.2; or (ii) Purchaser’s rights to bring claims against Seller Parent or Seller based on Seller Parent’s or Seller’s fraud (it being understood that, for purposes of this Section 4.9, the term “fraud” shall mean fraud committed with the intent to deceive).

5.                                      CERTAIN COVENANTS

5.1          Public Announcements.  None of Seller Parent, Seller or Purchaser shall (and none of Seller Parent, Seller or Purchaser shall permit any of its Affiliates or Representatives to, and Seller shall not permit the Acquired Company or its Representatives to) issue any press release or make any public statement regarding this Agreement or the Stock Purchase, or regarding any of the other transactions or documents contemplated by this Agreement, without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.  Notwithstanding anything to the contrary contained in the preceding sentence, Seller Parent, Seller and Purchaser may (and may permit their Affiliates and Representatives to, and Seller may permit the Acquired Company to) issue any press release (or file a copy of this Agreement) or make any public statement: (a) that is required by: (i) any Legal Requirement (including, for the avoidance of doubt, the rules and regulations of the U.S. Securities and Exchange Commission); or (ii) any of the rules or regulations of any securities exchange applicable to Seller Parent or Seller; (b) the issuance or making of which is contemplated by this Agreement; or (c) that is consistent with, and not more expansive in any material respect than, any press release or public statement previously made in accordance with this Section 5.1.

5.2          Continuing Access.  After the Closing, Purchaser shall give (and shall cause its Affiliates to give) Seller Parent and Seller and their Representatives, at Seller’s expense and upon reasonably advance written notice, reasonable access during normal business hours to (and shall, and shall cause its Affiliates to, allow Seller Parent and Seller and their Representatives to make copies of) any books and records and information relating to the Acquired Company for any reasonable purpose, including as may be necessary for: (a) preparation of tax returns and financial statements which are the responsibility of Seller; (b) management and handling of any Tax audits and Tax disputes; or (c) complying with any audit request, subpoena or other investigative demand by any Governmental Body or for any civil litigation; provided, that in the event of any dispute between Purchaser and Seller, then with respect to the information that is the subject matter of such dispute the applicable rules of discovery (and not this Section 5.2) shall apply; provided, further, that in no event shall Purchaser be obligated to disclose any information that is subject to a confidentiality obligation existing at Closing or that is subject to attorney-client privilege (it being understood that with respect to any information that is subject to a confidentiality agreement or the attorney-client privilege, Purchaser shall, and shall cause the Acquired Company to, reasonably cooperate with Seller Parent and Seller to enable Seller Parent and Seller and their Representatives to enter into appropriate confidentiality, joint defense or similar agreements (or other arrangements), if and as applicable, so that Seller Parent and Seller and their Representatives may have access to such information).  This Section 5.2 shall survive the Closing and shall continue in full force and effect, and Purchaser and the Acquired Company shall maintain all such books and records in substantially the same or a similar accessible format and medium as currently existing, until the later to occur of: (i) seven years after the Closing Date; and (ii) the expiration of all applicable statute of limitations periods.  If the Acquired Company desires to dispose of any such books and records prior to the expiration of the period set forth in the immediately preceding sentence, the Acquired Company will, prior to such disposition, notify Seller and give Seller Parent and Seller and their Representatives a reasonably opportunity, at Seller’s expense, to segregate and remove such books and records as Seller Parent and Seller or their Representative may select.

5.3          Employee-Related Matters.

(a)           Comparable Benefits.  Until the first anniversary of the Closing Date, Purchaser shall, with respect to each Acquired Company Employee who is employed by Purchaser or any of its Affiliates, cause to be maintained for such Acquired Company Employee benefits and benefit levels which are, with respect to each such Acquired Company Employee, reasonably consistent with, in the aggregate, the benefits and benefit levels available to employees of Purchaser immediately prior to the Closing (except that no such Acquired Company Employee need be provided with equity compensation of Purchaser or any Affiliates of Purchaser), all as determined in the sole discretion of Purchaser.

(b)           Treatment under Plans.  For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under the benefit plans of Purchaser or its Affiliates in which the Acquired Company Employees participate, Acquired Company Employees shall receive service credit for service with the Acquired Company to the same extent such service credit was granted under the applicable employee benefit plans of the Acquired Company.  To the extent permitted by the terms of the applicable plans, Purchaser shall (and shall cause the Acquired Company and other applicable Affiliates of Purchaser to): (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Acquired Company Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing under any welfare benefit plan maintained for the Acquired Company Employees immediately prior to the Closing; and (ii) provide each Acquired Company Employee with credit in the current plan year for any co-payments and deductibles paid prior to the Closing in the current plan year in satisfying any applicable deductible or out-of-pocket requirements under any corresponding welfare plan that such employees participate in after the Closing.

(c)           No Guarantee of Employment.  Nothing in this Agreement (including, but not limited to, this Section 5.3) shall create any right to employment or to continued employment or to a particular term or condition of employment with the Acquired Company or Purchaser or any of their respective Affiliates.

(d)           No Third-Party Beneficiaries.  Notwithstanding any other provision of this Agreement to the contrary, each of parties hereby acknowledges and agrees that all provisions contained in this Section 5.3 are included for the sole benefit of the parties to this Agreement, and that nothing in this Agreement, whether express or implied: (i) shall be treated as an amendment or other modification of any employee benefit plan, agreement or other arrangement; (ii) shall limit the right of Purchaser or the Acquired Company or their respective Affiliates to amend, terminate or otherwise modify any employee benefit plan, agreement or other arrangement following the Closing Date; or (iii) shall create any third-party beneficiary or other right in any other Person, including, without limitation, any current or former director, officer, employee or independent contractor of the Acquired Company or any participant in any employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof).

(e)           Payroll Matters.  Seller shall be responsible for all wages and salaries earned by or accrued with respect to Acquired Company Employees but not yet paid as of the Closing Date.  Seller shall also pay to each Acquired Company Employee, in accordance with the terms of the applicable Acquired Company Employee Plan, an amount in cash equal to each Acquired Company Employee’s vacation days accrued but not yet taken as of the Closing Date.  Purchaser shall not be obligated to assume or honor any vacation days accrued but not yet taken by Acquired Company Employees prior to the Closing Date.  Accordingly, no liability for accrued wages and salaries or vacations days shall be reflected on the Closing Date Balance Sheet.

5.4          Non-Competition; Non-Solicitation; Non-Hire.

(a)           Non-Competition.  For a period of three years from and after the Closing, Seller Parent agrees that it shall not and it shall cause each of its Subsidiaries not to, without the prior written consent of Purchaser, directly or indirectly, in any manner, compete with the Business of the Acquired Company (as conducted immediately prior to the Closing) in the United States or acquire any interest in, manage, control, provide financing to, participate in or provide consulting or other services (excluding the provision of standard telecommunication services in the ordinary course of business of Seller Parent and its Subsidiaries) to, any Person competing with the Business of the Acquired Company (as conducted immediately prior to the Closing) in the United States; provided, however, that this Section 5.4(a) shall not prohibit Seller Parent or its Affiliates from acquiring a business or Entity that is engaged in the Business (the “Acquired Entity”) provided that: (i) the Business conducted by the Acquired Entity does not represent more than 10% of the Acquired Entity’s overall business and operations; or (ii) Seller Parent or its Affiliate causes the disposal of the Business of such Acquired Entity within six months from the closing of the acquisition of such Acquired Entity; and provided, further, that this Section 5.4(a) shall not apply to any Person that acquires Seller Parent or any of its Affiliates (or to any Affiliate of such Person, other than Seller Parent and its current Subsidiaries).

(b)           Non-Solicitation.  For a period of 18 months from and after the Closing, Seller Parent and Seller agrees that it shall not and it shall cause their respective Subsidiaries not to, without the prior written consent of Purchaser, directly or indirectly, in any manner, solicit or cause to be solicited the employment of any Person who is employed by the Acquired Company as of the Closing.  Notwithstanding the foregoing, the restrictions on solicitation set forth in the immediately preceding sentence shall not prohibit Seller Parent, Seller or any of their respective Subsidiaries from: (i) engaging in any solicitation directed at the public in general; (ii) engaging in other general solicitations of employment not specifically directed toward the employees of the Acquired Company; (iii) soliciting any person who is referred to Seller Parent, Seller or any of their respective Affiliates by search firms, employment agencies or other similar entities, provided that such entities have not been specifically instructed to solicit such person; and (iv) soliciting any person after the earlier to occur of: (A) the date of termination of such person’s employment by the Acquired Company; and (B) the date that is 90 days following the date upon which such person’s employment with the Acquired Company has ended.

(c)           Non-Hire.  For a period of 18 months from and after the Closing, each of Seller Parent and Seller shall not, and shall cause their respective Subsidiaries not to, without the prior written consent of Purchaser, directly or indirectly, in any manner hire or otherwise engage, or cause to be hired or otherwise engaged, any Person who is employed by the Acquired Company as of the Closing and listed as a key employee on Part 5.4(c) of the Disclosure Schedule.  Notwithstanding the foregoing, the restrictions set forth in the immediately preceding sentence shall not prohibit Seller Parent, Seller or their respective Affiliates from hiring or engaging any person after the earlier to occur of: (i) the date of termination of such person’s employment by the Acquired Company; and (ii) the date that is 90 days following the date upon which such person’s employment with the Acquired Company has ended.

(d)           Enforcement.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.4 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  In the event of litigation involving Section 5.4, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such litigation, including any appeal therefrom.  The existence of any claim or cause of action by Seller against Purchaser, the Acquired Company or their Affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Purchaser of the provisions of Section 5.4, which Section will be enforceable notwithstanding the existence of any breach by Purchaser or the Acquired Company.

5.5          Confidentiality.  For a period of four years following the Closing, except as required by applicable Legal Requirements (including, for the avoidance of doubt, the rules or regulations of any securities exchange applicable to Seller Parent or Seller), Seller Parent and Seller agree not to disclose to any third party (other than to Purchaser and its Affiliates and Representatives or to an acquiror or potential acquiror of Seller Parent, Seller or any of their respective Affiliates, or all, or substantially all, of their respective assets, so long as such acquiror or potential acquiror is subject to a duty of confidentiality) or use any Confidential Information.  In the event that Seller Parent or Seller is requested or required pursuant to written or oral question or request for information or documents in any Legal Proceeding, interrogatory, subpoena, civil investigation demand or similar process to disclose any Confidential Information, Seller Parent or Seller (to the extent not prohibited by any Legal Requirement or Governmental Body) will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 5.5.  If, in the absence of a protective order or the receipt of a waiver hereunder, Seller Parent and/or Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Body or otherwise or else stand liable for contempt, Seller Parent and/or Seller may so disclose the Confidential Information; provided, however, that Seller Parent or Seller, as applicable, shall use its reasonable best efforts to obtain, at the request of Purchaser and at Purchaser’s sole expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate.  The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of Seller Parent and/or Seller not in accordance with this Section 5.5.  Notwithstanding anything to the contrary contained in this Section 5.5, Seller Parent and Seller may use: (a) Residual Knowledge relating to the Acquired Company; and (b) Confidential Information for any reasonable (and noncompetitive) purpose, including as may be necessary for: (i) preparation of tax returns and financial statements which are the responsibility of Seller Parent or Seller; (ii) management and handling of any Tax audits and Tax disputes which are the responsibility of Seller Parent or Seller; or (iii) complying with any audit request, subpoena or other investigative demand by any Governmental Body or for any civil litigation.

5.6          Release.  Each of Seller Parent and Seller, for itself and its Subsidiaries, successors and assigns (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges the Acquired Company and each of its respective predecessors, successors and direct or indirect subsidiaries (collectively, the “Released Parties”), from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expense and attorneys’, brokers’ and accountants’ fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date to the extent related to any relationship between Seller Parent, Seller and any of their Subsidiaries (other than the Acquired Company), on the one hand, and the Acquired Company, on the other hand, or the ownership or operation of the Acquired Company prior to the Closing, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim.  Notwithstanding the preceding sentence of this Section 5.6, “Released Claims” does not include, and the provisions of this Section 5.6 shall not release or otherwise diminish, the obligations of any party set forth in or arising under any provisions of this Agreement or the agreements executed in connection with the transaction contemplated hereby.

5.7          Change of Name.  Seller Parent and Seller shall not use, or permit any of their Subsidiaries to use, the names, trade names, trademarks or service marks used by the Acquired Company prior to the date of this Agreement or any names confusingly similar thereto or any translations or derivatives thereof after Closing without the consent of Purchaser, unless required by: (a) Legal Requirements (including, for the avoidance of doubt, the rules or regulations of any securities exchange applicable to Seller Parent or Seller); or (b) any Tax Return filed by Seller Parent, Seller or any of their respective Affiliates.  Promptly after the Closing, Seller and any of its Subsidiaries using the name “MyPoints” shall change its name accordingly.

5.8          Payment of Acquired Company Transaction Expenses.  Seller shall deliver to Purchaser all invoices relating to the Acquired Company Transaction Expenses as set forth in Sections 1.2(b) and 1.3(a).  Seller hereby authorizes and directs Purchaser to pay, on behalf of the Acquired Company, all Acquired Company Transaction Expenses set forth on such invoices to the payees set forth therein, with such amounts to be deducted in the calculation of the Purchase Price pursuant to Section 1.2(a).

5.9          San Francisco Lease Guaranty.

(a)           Neither Purchaser nor any of its Affiliates shall take any actions (or accept any offer or proposal) to renew, extend, expand or amend the Guarantee (or, so long as the Guarantee remains in effect, the obligations or liabilities thereunder) after the Closing.

(b)           Purchaser shall (and shall cause its subsidiaries to) use commercially reasonable efforts to cause the Guarantee to be terminated as promptly as practicable after the Closing, including, if requested by the Landlord: (i) offering or causing its Subsidiaries to offer reasonable guarantees and (ii) executing such commercially reasonable documents as are reasonably requested by the Landlord to be executed by Purchaser or its Subsidiaries in order to effectuate the foregoing.

6.                                      INDEMNIFICATION, ETC.

6.1          Limited Survival of Representations, Etc.

(a)           No Survival of Sections 2 and 3 Representations Other Than Fundamental Representations.  None of the representations or warranties set forth in Sections 2 and 3 shall survive the Closing (it being understood that all of such representations and warranties shall terminate at the Closing); provided, however, that the Fundamental Representations shall survive the Closing and expire, together with any right to assert a claim for recovery under Section 6.2 (such a claim, an “Indemnification Claim”) based on any alleged inaccuracy in or breach of such Fundamental Representations, on the date that is 60 days following the date on which the statute of limitations thereto expires (each such date, the “Expiration Date”).  Notwithstanding the preceding sentence of this Section 6.1(a), if, at any time prior to the applicable Expiration Date, Purchaser (acting in good faith) delivers to Seller a written notice alleging the existence of an inaccuracy in or a breach of any Fundamental Representation and setting forth in reasonable detail the basis for Purchaser’s belief that such an inaccuracy or breach may exist and asserting an Indemnification Claim based on such alleged inaccuracy or breach, then the Indemnification Claim asserted in such notice shall survive the applicable Expiration Date until such time as such Indemnification Claim is fully and finally resolved.  For the avoidance of doubt, the time limitations set forth in this Section 6.1 shall not apply to the matters contemplated by Sections 6.2(b), (c) and (d).

(b)           Survival of Section 4 Representations.  Each of the representations and warranties set forth in Section 4 shall survive the Closing and shall expire, together with any right to assert a claim for recovery based on any alleged inaccuracy in or breach of such representations and warranties, on the date that is 60 days following the date on which the statute of limitations applicable thereto expires.  Notwithstanding the preceding sentence of this Section 6.1(b), if, at any time prior to such expiration date, Seller (acting in good faith) delivers to Purchaser a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties set forth in Section 4 and setting forth in reasonable detail the basis for Seller’s belief that such an inaccuracy or breach may exist and asserting a claim based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the expiration date until such time as such claim is fully and finally resolved.

(c)           Termination of Representations; Time for Making Claims.  It is the express intent of Purchaser and Seller that, if the period prescribed by this Section 6.1 for the survival of the representations and warranties set forth in this Agreement and for the making of Indemnification Claims based on alleged inaccuracies in or breaches of such representations and warranties (such a period, a “Survival Period”) is shorter than the statute of limitations that would otherwise have been applicable to such representations and warranties or to Indemnification Claims based on alleged inaccuracies in or breaches of such representations and warranties, then, by contract, the statute of limitations applicable to such representations and warranties and Indemnification Claims shall be reduced to the Survival Period applicable to such representations and warranties and Indemnification Claims.  Subject to the penultimate sentence of Section 6.1(a), Seller shall not be obligated to indemnify Purchaser after the last date that is within the Survival Period applicable to any particular Indemnification Claim, and all rights and remedies that may be exercised by Purchaser with respect to the representations and warranties set forth in this Agreement and any Indemnification Claims based on any alleged inaccuracies in or breaches of such representations and warranties will expire and terminate simultaneously with the ending of the Survival Period applicable to such representations and warranties.  Purchaser and Seller further acknowledge that the time periods set forth in this Section 6.1 for the assertion of claims under this Agreement are the result of arm’s-length negotiation between Purchaser and Seller and that Purchaser and Seller intend for the time periods to be enforced as agreed by Purchaser and Seller.

(d)           Fraud.  Notwithstanding the foregoing, nothing contained in this Section 6.1 or elsewhere in this Agreement shall limit Purchaser’s rights to bring claims against Seller Parent or Seller based on Seller Parent’s or Seller’s fraud or Seller Parent’s or Seller’s rights to bring claims against Purchaser based on Purchaser’s fraud (it being understood that, for purposes of this Section 6, the term “fraud” shall mean fraud committed with the intent to deceive).

6.2          Indemnification by Seller.  From and after the Closing (but subject to the other provisions of this Section 6), Seller (the “Seller Indemnitor”) shall indemnify Purchaser and its Affiliates (including the Acquired Company), officers, directors, employees and agents (each, a “Purchaser Indemnitee”) against any Damages which are suffered by any Purchaser Indemnitee and which arise from:

(a)           any inaccuracy in or breach of any Fundamental Representation set forth in Section 2 or Section 3;

(b)           any breach of any covenant of Seller set forth in Section 5 or elsewhere in this Agreement;

(c)           any Indemnified Taxes; or

(d)           any of the Designated Pre-Closing Liabilities.

For the purposes of determining whether a breach of representation or warranty has occurred for the purposes of Section 6.2(a) and calculating the amount of Damages related thereto, any qualification as to “in all material respects” and a Material Adverse Effect contained in Section 3 shall be disregarded (it being understood that the word “Material” in the defined term “Material Contract(s)” and “material” before other words such as “Proprietary Assets” or “assets,” and the qualification as to Material Adverse Effect contained in Section 3.4(c), shall not be disregarded for any of such purposes).

6.3          Indemnification by Purchaser.  From and after the Closing (but subject to the other provisions of this Section 6), Purchaser (the “Purchaser Indemnitor” and together with the Seller Indemnitor, the “Indemnitors”) shall (and shall cause its subsidiaries to) defend, indemnify and hold harmless Seller, Seller Parent, each of their Affiliates and their respective officers, directors, employees and agent (each, a “Seller Indemnitee” and together with the Purchaser Indemnitees, the “Indemnitees”) against and from, and compensate and reimburse each Seller Indemnitee for, any amounts actually paid by any Seller Indemnitee under or in relation to the Guarantee (including in relation to any reasonable defense of any claim made under the Guarantee), in each case related to actions or events occurring after the Closing.

6.4          Other Matters Relating to Indemnification.

(a)           Effect of Knowledge.  Notwithstanding anything to the contrary contained in this Agreement, in no event shall an Indemnitee’s knowledge of the inaccuracy in or breach of, or of any facts or circumstances constituting or resulting in the inaccuracy in or breach of, any representations or warranties or covenants of any Indemnitor under this Agreement in any manner limit or prohibit any Indemnitee’s remedies under this Agreement.

(b)           Calculation of Damages; Insurance Proceeds and Tax Benefits.  The amount of any Damages that are subject to indemnification under this Section 6 shall be calculated net of: (i) any net Tax benefit actually received by any Indemnitee or any Affiliate of an Indemnitee as a cash reduction in Taxes payable in the year such Damages are incurred or in the immediately preceding year in connection with such Damages or any of the events or circumstances giving rise or otherwise related to such Damages; and (ii) the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by any Indemnitee or any Affiliate of an Indemnitee in connection with such Damages (net of any increase in premium or cost of recovery attributable thereto).  If any Indemnitee or any Affiliate of an Indemnitee receives a net Tax benefit of the type described in the first sentence of this Section 6.4(b) after an indemnification payment is made, such Indemnitee shall promptly pay the amount of such net Tax benefit to the Indemnitor at such time or times as and to the extent that such Tax benefit is realized.  The Indemnitees shall seek, and shall cause each of its Affiliates (including, with respect to any Purchaser Indemnitee, the Acquired Company) to seek, full recovery under all insurance policies covering any Damages to the same extent as they would if such Damages were not subject to indemnification hereunder.  In the event that any insurance or other recovery is made by any Indemnitee or any Affiliate of an Indemnitee with respect to any Damages for which such Indemnitee has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Indemnitor.  Notwithstanding anything to the contrary contained in this Agreement, Purchaser acknowledges and agrees that none of it, the Acquired Company, any of its other Affiliates or any Person who was an employee of the Acquired Company as of or prior to the Closing shall have any rights or remedies under, or any access to coverage provided by, any insurance policies in effect prior to the Closing, except to the extent that: (A) the insurance policy is held in the name of, and only provides coverage for, the Acquired Company; (B) Seller, in its sole discretion, agrees to provide any such employee with access to such insurance; or (C) access to workers’ compensation insurance policies in effect prior to the Closing must remain available to the Acquired Company and/or any such employees under applicable Legal Requirements.  If, following the Closing, the Acquired Company (or any Person who was an employee of the Acquired Company as of or prior to the Closing) validly asserts a claim under applicable workers’ compensation insurance policies of Seller or any of its Affiliates in effect prior to the Closing: (x) Purchaser and Seller shall use commercially reasonable efforts to ensure that proper notice of such claim (and any required information relating to such claim) is timely provided in accordance with the applicable insurance policy (and Purchaser shall simultaneously with providing such notice and information to the insurer cause the same to be provided to Seller); (y) Purchaser (and/or the Acquired Company) shall be responsible for all deductibles applicable to such claim solely to the extent such claim is related to a set of facts or circumstances arising prior to the Closing Date; and (z) none of Purchaser, the Acquired Company or any other Affiliate of Purchaser shall commence any Legal Proceeding against the insurer without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).

(c)           Liability Cap.  Subject to Section 6.4(e), Purchaser agrees that the total amount of Damages for which the Purchaser Indemnitees are entitled to seek or obtain indemnification (and the maximum amount of payments required to be made by Seller Indemnitor) pursuant to Section 6.2(a) for any inaccuracy in or breach of any Fundamental Representation shall be limited to the Transaction Value; provided, however, that the foregoing limitation shall not apply to any indemnification obligation of Seller Indemnitor resulting from any breach of, or inaccuracy in, the representations and warranties of Seller contained in Section 3.9.

(d)           Mitigation.  Promptly after any Indemnitee becomes aware of any event or circumstance that would reasonably be expected to constitute or give rise to any inaccuracy in or breach of any representation, warranty or covenant of an Indemnitor set forth in this Agreement, such Indemnitee shall (and, with respect to Purchaser Indemnitee, shall cause the Acquired Company to) take all commercially reasonable steps to mitigate and minimize all Damages that may result from such inaccuracy or breach.

(e)           Applicability of Limitations.  The limitations set forth in Section 6.4(c) shall not apply to any claim by Purchaser Indemnitees based on Seller Parent’s or Seller’s fraud.

6.5          Claims.

(a)           Claim Notices.  Following the Closing, if any Indemnitee has or claims to have incurred or suffered Damages for which it may be entitled to indemnification under this Section 6 and desires to exercise any rights or remedies it may have under this Agreement with respect thereto, Purchaser Indemnitee or Seller Indemnitee, as applicable, shall promptly deliver a written claim notice (a “Claim Notice”) to the applicable Indemnitor; provided, however, that the failure to promptly provide a Claim Notice shall not relieve such Indemnitor of its obligations under this Section 6 except to the extent, and only to the extent, such Indemnitor is prejudiced by such delay.  Each Claim Notice shall: (a) state that Purchaser Indemnitee or Seller Indemnitee, as applicable, believes that there is or has been a breach of a representation, warranty or covenant contained in this Agreement or that an amount is owed under Section 6.2(b),  (c) or (d) or Section 6.3; (b) contain a reasonably detailed description (if and to the extent then known) of the circumstances supporting the Purchaser Indemnitee’s or Seller Indemnitee’s belief that there is or has been such a breach or that an amount is so owed; and (c) contain a good faith, non-binding, preliminary estimate (if and to the extent then reasonably quantifiable and known) of the amount of Damages the applicable Indemnitees claim to have so incurred (the “Claimed Amount”).

(b)           Response Notices.

(i)            Within 30 days after receipt by any Indemnitor of a Claim Notice (the “Dispute Period”), the Indemnitor may deliver to Purchaser Indemnitee or Seller Indemnitee, as applicable, a written response (the “Response Notice”) in which such Indemnitor: (i) agrees that the full Claimed Amount is owed to the applicable Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the applicable Indemnitee; or (iii) indicates that no part of the Claimed Amount is owing to the applicable Indemnitee.  Any part of the Claimed Amount that is not agreed to be owing to the applicable Indemnitee pursuant to the Response Notice shall be the “Contested Amount.”

(ii)           If the Indemnitor delivers a Response Notice agreeing that the full Claimed Amount is owed to the applicable Indemnitee, then the Indemnitor shall, within 10 business days following the delivery of such Response Notice, pay the Claimed Amount to the applicable Indemnitee.

(iii)         If the Indemnitor delivers a Response Notice agreeing that less than the full Claimed Amount is owed to the applicable Indemnitee, then the Indemnitor shall, within 10 business days following the delivery of such Response Notice, pay the Agreed Amount to the applicable Indemnitee.

(iv)          If, with respect to a given Claim Notice, the Indemnitor does not deliver a Response Notice within the Dispute Period in accordance with Section 6.5(b)(i) or the Indemnitor delivers a Response Notice indicating that there is a Contested Amount, the applicable Indemnitee and the Indemnitor shall attempt in good faith to resolve the dispute related to the Claim Notice.  If the applicable Indemnitee and the Indemnitor resolve such dispute, such resolution shall be binding on the applicable Indemnitee and the Indemnitor, and a settlement agreement shall be signed by the applicable Indemnitee, on behalf of the applicable Indemnitee and the Indemnitor.  The Indemnitor shall, within 10 business days following the execution of such settlement agreement, or such shorter or longer period as may be set forth in the settlement agreement, pay the amount, if any, specified in such settlement agreement to the applicable Indemnitee.

(c)           Dispute Resolution.  If the applicable Indemnitee and the Indemnitor are unable to resolve the dispute relating to any Claim Notice, then, subject to Section 6.1, the dispute shall be resolved in accordance with Section 7.7.

6.6          Third-Party Claims.

(a)           Notice of Third-Party Claims.  The applicable Indemnitee shall give the applicable Indemnitor prompt written notice of the commencement of any claim or Legal Proceeding with respect to which the applicable Indemnitor may become obligated to indemnify the applicable Indemnitee pursuant to this Section 6; provided, however, that any failure on the part of the applicable Indemnitor to so notify the applicable Indemnitee shall not limit any of the obligations of the applicable Indemnitor under this Section 6 (except to the extent such failure prejudices the defense of such claim or Legal Proceeding).

(b)           Defense of Third-Party Claims.  Except as set forth below, in the event of the assertion or commencement by any Person (other than a party to this Agreement) of any claim or Legal Proceeding with respect to which an Indemnitor may become obligated to indemnify any Indemnitee pursuant to this Section 6, such Indemnitee shall be entitled to control the defense of any such claim or Legal Proceeding with counsel reasonably satisfactory to the Indemnitor, and the Indemnitor shall be entitled to participate in (but not control) the defense of any such claim or Legal Proceeding, with its counsel and at its own expense; provided, however, that if the Indemnitee does not assume the defense of any such claim or Legal Proceeding within 15 days after the receipt of notice of such claim or Legal Proceeding, the Indemnitor may elect to defend against such claim or Legal Proceeding and, upon giving notice to the Indemnitee of such election, shall be entitled to control the defense of such claim or Legal Proceeding indefinitely thereafter.  Notwithstanding the foregoing, in no event shall the Indemnitor be permitted to defend against any such claim or Legal Proceeding: (i) unless the Indemnitor agrees in writing to indemnify the Indemnitee for any Damages arising out of such claim or Legal Proceeding; (ii) unless the Indemnitor provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend against such claim or Legal Proceeding and fulfill its indemnification obligations hereunder; (iii) if the claim or Legal Proceeding involves a criminal charge; (iv) if the claim or Legal Proceeding seeks, as its principal remedy, an injunction or other equitable relief; (v) if settlement of, or an adverse judgment with respect to, the claim or Legal Proceeding would, in the good faith judgment of the Indemnitee, likely establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnitee; (vi) if the Indemnitee reasonably determines that the aggregate amount of Damages arising out of such claim or Legal Proceeding would exceed the maximum indemnification liability of the Indemnitor with respect to such claim or Legal Proceeding under this Section 6 (taking into account any previous indemnification payments paid or payable by the Indemnitor hereunder); or (vii) if the Indemnitor does not conduct the defense of such claim or Legal Proceeding actively and diligently.  Neither the Indemnitee nor the Indemnitor shall settle or compromise any such claim or Legal Proceeding without the prior written consent of the applicable Indemnitor or Indemnitee, as the case may be, which consent shall not be unreasonably withheld or delayed.

6.7          Exclusive Remedy.  Subject to any injunction or other equitable remedies that may be available to Purchaser, from and after the Closing, Seller shall not be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to Purchaser for a breach of this Agreement or in connection with the Stock Purchase or the other transactions contemplated by this Agreement except as expressly provided in this Section 6, and, subject to the foregoing, this Section 6 provides the exclusive remedy and cause of action of Purchaser against Seller with respect to any matter arising out of or in connection with a breach of this Agreement or in connection with the Stock Purchase and the other transactions contemplated by this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, no claim based on Seller’s fraud shall be subject to the limitations of this Section 6.7.

7.                                      MISCELLANEOUS PROVISIONS

7.1          Further Assurances.  Each of Seller and Purchaser shall execute and cause to be delivered to each other such instruments and other documents, and shall take such other actions, as each may reasonably request for the purpose of carrying out or evidencing the Stock Purchase or any of the other transactions contemplated by this Agreement.

7.2          Fees and Expenses.  Except as otherwise set forth in this Agreement, Purchaser shall bear and pay all fees and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by Purchaser in connection with the transactions contemplated by this Agreement and Seller shall bear and pay all fees and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by Seller Parent, Seller or any of its Subsidiaries (including the Acquired Company) in connection with the transactions contemplated by this Agreement.

7.3          Attorneys’ Fees.  If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

7.4          Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; or (b) two business days after being sent by registered mail, by courier or express delivery service or by facsimile, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Purchaser :

Prodege, LLC
100 N. Sepulveda Boulevard, 8th Floor
Facsimile: (310) 579-9200
Attention: Stacey Olliff, Esq. / Legal Dept.

with a copy (which shall not constitute notice) to:

Paul Hastings, LLP
515 South Flower Street, Twenty-Fifth Floor
Los Angeles, CA 90071
Facsimile: (213) 683-5920
Attention: David M. Hernand, Esq.

If to Seller or Seller Parent

Classmates Media Corporation
c/o United Online, Inc.
21255 Burbank Boulevard, Suite 400
Woodland Hills, CA 91367
Facsimile: (818) 287-3011
Attention: Legal Department

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Facsimile: (650) 802-3100
Attention: Keith A. Flaum

7.5          Headings.  The emboldened and/or underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.6          Counterparts and Exchanges by Fax or Email.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.  The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or email shall be sufficient to bind the parties to the terms and conditions of this Agreement.

7.7          Governing Law; Venue; Jurisdiction.

(a)           This Agreement and any claim, controversy or dispute arising out of or related to this Agreement (whether arising in contract, tort, equity or otherwise) shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b)           Any Legal Proceeding relating to this Agreement or to the enforcement of any provision of this Agreement (whether arising in contract, tort, equity or otherwise) may be brought or otherwise commenced in the Court of Chancery of the State of Delaware, any state appellate court therefrom within the State of Delaware or any federal court located within the State of Delaware.  The parties: (i) expressly and irrevocably consent and submit to the jurisdiction of any such court in connection with any such Legal Proceeding; (ii) agree that service of any process, summons, notice or document by U.S. mail addressed as set forth in Section 7.4 shall constitute effective service of such process, summons, notice or document for purposes of any such Legal Proceeding; (iii) agree that the courts of the State of Delaware, as described above, shall be deemed to be a convenient forum; (iv) agree not to assert (by way of motion, as a defense or otherwise), in such court, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such action or proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and (v) that a judgment in such Legal Proceeding may be enforced in other competent jurisdictions by suit on the judgment or in any other manner provided by Legal Requirements.

7.8          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of their respective successors and permitted assigns, if any.  Neither party hereto may assign this Agreement or any or all of its rights under this Agreement or delegate any or all of its obligations under this Agreement, in whole or in part, to any other Person without obtaining the prior written consent of the other party hereto, and any such attempted assignment or delegation without such consent shall be void and of no effect; provided, however, that Purchaser may: (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder); (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Purchaser, the Acquired Company or any of their respective Affiliates; or (c) assign its rights under this Agreement to any Person that acquires the Acquired Company or all or substantially all of its asset; further provided, that each of Seller Parent and Seller may assign its rights under this Agreement to any Person that acquires Seller Parent, Seller or all, or substantially all, of its respective assets.

7.9          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

7.10        Specific Performance.  Subject to Section 6.7, the rights and remedies of the parties hereto shall be cumulative (and not alternative).  The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

7.11        Waiver.

(a)           No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.12        Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the parties hereto.

7.13        Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

7.14        Parties in Interest.  None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than: (i) the parties hereto and their respective successors and assigns (if any) and (ii) the Purchaser Indemnitees.

7.15                        Entire Agreement.  This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that that certain Confidentiality Agreement, dated December 9, 2015 by and between Seller Parent and Purchaser, shall not be superseded by this Agreement and shall remain in effect in accordance with its terms.

7.16                        Seller Parent Guarantee.  Seller Parent unconditionally guarantees to Purchaser the due and punctual performance of the obligations of Seller under this Agreement and the transactions contemplated by this Agreement (the “Seller Guaranteed Obligations”).  If, for any reason whatsoever, Seller shall fail, or be unable, to duly, punctually and fully pay or perform the Seller Guaranteed Obligations, Seller Parent will forthwith perform, or cause to be performed, the Seller Guaranteed Obligations.

7.17                        Construction.

(a)                                 For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)                                 The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)                                  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)                                 Except as otherwise indicated, all references in this Agreement to “Sections”, “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

PRODEGE, LLC
a California limited liability company

By:	/s/ Charles M. Davis
Name: Charles M. Davis
Title: Chief Executive Officer

CLASSMATES MEDIA CORPORATION
a Delaware corporation

By:	/s/ Jeffrey Goldstein
Name: Jeffrey Goldstein
Title: Chief Executive Officer

UNITED ONLINE, INC.
a Delaware corporation

By:	/s/ Jeffrey Goldstein
Name: Jeffrey Goldstein
Title: Interim Chief Executive Officer

[STOCK PURCHASE AGREEMENT SIGNATURE PAGE]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Accounting Principles.  “Accounting Principles” shall mean GAAP, consistent with the accounting principles and methodologies used in the preparation of the Company Financial Statements.

Acquired Company.  “Acquired Company” shall have the meaning set forth in the Recitals.

Acquired Company Contract.  “Acquired Company Contract” shall mean any Contract: (a) to which the Acquired Company is a party; or (b) under which the Acquired Company has any right or obligation.

Acquired Company Employee.  “Acquired Company Employee” shall have the meaning set forth in Section 3.10(a).

Acquired Company Employee Plan.  “Acquired Company Employee Plan” shall have the meaning set forth in Section 3.10(b).

Acquired Company Proprietary Asset.  “Acquired Company Proprietary Asset” shall mean any Proprietary Asset that is, or is purported to be, owned by or exclusively licensed to the Acquired Company.

Acquired Company Transaction Expense.  “Acquired Company Transaction Expense” shall mean any and all: (a) legal, accounting, tax, financial advisory, environmental consultants and other professional or similar costs, fees and expenses incurred by the Acquired Company in connection with this Agreement or in investigating, pursuing or completing the transactions contemplated hereby (including any amounts owed by the Acquired Company to any consultants, auditors, accountants, attorneys, brokers or investment bankers in respect of the foregoing); (b) any Change of Control Payments; and (c) payroll, employment or other similar Taxes, if any, required to be paid by the Acquired Company with respect to the amounts payable pursuant to this Agreement, the amounts described in clause “(a)” and “(b),” or the forgiveness of any loans or other obligations owed by employees in connection with the transactions contemplated by the Agreement.

Acquired Entity.  “Acquired Entity” shall have the meaning set forth in Section 5.4(a).

Affiliate.  “Affiliate” shall mean, with respect to any Person, any other Person that as of the date of the Agreement or as of any subsequent date, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

Affiliate Contract.  “Affiliate Contract” shall have the meaning set forth in Section 3.18.

Agreed Amount.  “Agreed Amount” shall have the meaning set forth in Section 6.5(b)(i).

Agreement.  “Agreement” shall have the meaning set forth in the Preamble.

Ancillary Agreement.  “Ancillary Agreement” shall mean the Transition Services Agreement.

Balance Sheet Date.  “Balance Sheet Date” shall have the meaning set forth in Section 3.4(a).

Business.  “Business” shall mean the business of operating an online loyalty rewards program with mobile applications where members earn reward/loyalty points for online shopping and redeem those points for gift cards.

CERCLA.  “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any applicable rules, regulations, directives, Governmental Authorizations and guidance promulgated thereunder, and any successor to such statute, rules, regulations, directives, Governmental Authorizations or guidance.

Change of Control Payment.  “Change of Control Payment” shall mean any bonus, retention, termination, severance or other similar payment obligation of the Acquired Company that is payable as a result of or in connection with the consummation of the transactions contemplated by this Agreement to any present or former director, officer, shareholder, employee, independent contractor, consultant, adviser or other Persons, but excluding any termination or severance payments made by Purchaser or the Acquired Company if Purchaser or the Acquired Company elects to terminate Acquired Company Employees after the Closing Date.

Claim Notice.  “Claim Notice” shall have the meaning set forth in Section 6.5(a).

Claimed Amount.  “Claimed Amount” shall have the meaning set forth in Section 6.5(a).

Closing.  “Closing” shall have the meaning set forth in Section 1.2(d).

Closing Date.  “Closing Date” shall have the meaning set forth in Section 1.2(d).

Closing Date Acquired Company Transaction Expenses.  “Closing Date Acquired Company Transaction Expenses” shall mean the Acquired Company Transaction Expenses as of 12:01 a.m. Pacific Time on the Closing Date, as determined in accordance with the Accounting Principles.

Closing Date Balance Sheet.  “Closing Date Balance Sheet” shall have the meaning set forth in Section 1.3(a).

Closing Date Cash and Equivalents.  “Closing Date Cash and Equivalents” shall mean the cash and cash equivalents (excluding Restricted Cash) of the Acquired Company as of 12:01 a.m. Pacific Time on the Closing Date, as determined in accordance with the Accounting Principles.

Closing Date Deferred Revenue.  “Closing Date Deferred Revenue” shall mean the deferred revenue of the Acquired Company as of 12:01 a.m. Pacific Time on the Closing Date, as determined in accordance with the Accounting Principles.

Closing Date Deferred Tax Liability.  “Closing Date Deferred Tax Liability” shall mean the deferred tax liability of the Acquired Company as of 12:01 a.m. Pacific Time on the Closing Date, as determined in accordance with the Accounting Principles.

Closing Date Indebtedness.  “Closing Date Indebtedness” shall mean the indebtedness for borrowed money of the Acquired Company (and any related interest or penalties associated therewith),

including any capital lease obligations, guarantees, Change of Control Payments and other payment obligations of the Acquired Company triggered by this Agreement, as of 12:01 a.m. Pacific Time on the Closing Date, as determined in accordance with the Accounting Principles.

Closing Date Member Redemption Liability.  “Closing Date Member Redemption Liability” shall mean the Member Redemption Liability of the Acquired Company as of 12:01 a.m. Pacific Time on the Closing Date, as determined in accordance with the Accounting Principles.

Closing Date Net Working Capital Amount.  “Closing Date Net Working Capital Amount” (which may be a positive or a negative number) shall mean: (a) the total current assets of the Acquired Company (excluding any current or deferred tax assets and the Closing Date Cash and Equivalents) as of 12:01 a.m. Pacific Time on the Closing Date; minus (b) the total current liabilities of the Acquired Company (excluding any: (i) Closing Date Indebtedness; (ii) Closing Date Member Redemption Liability; (iii) Closing Date Deferred Revenue; and (iv) Closing Date Deferred Tax Liability) as of 12:01 a.m. Pacific Time on the Closing Date, all as determined in accordance with the Accounting Principles based on the Closing Date Balance Sheet.

COBRA.  “COBRA” shall mean Section 4980B of the Code and Part 6 of Title I of ERISA (or any successor provisions thereto) and the rules and regulations promulgated thereunder.

Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

Company Common Stock.  “Company Common Stock” shall mean the shares of common stock of the Acquired Company, par value $1.00 per share.

Company Financial Statements.  “Company Financial Statements” shall have the meaning set forth in Section 3.4(a).

Company Insurance Agreements.  “Company Insurance Agreements” shall mean the insurance policies with respect to which the Acquired Company is a party, a named insured or otherwise the beneficiary of coverage.

Confidential Information.  “Confidential Information” shall mean any information concerning the business and affairs of the Acquired Company, provided that Confidential Information does not include information: (a) already generally available to the public; (b) information that is or becomes available to Seller Parent, Seller or their respective Representatives on a non-confidential basis from a source, other than from the Acquired Company, which Seller Parent or Seller reasonably believes was not prohibited from so disclosing such portions by a contractual, legal or fiduciary obligation; or (c) is independently developed by Seller Parent, Seller or any of their respective Subsidiaries or their respective Representatives without use of the Acquired Company’s confidential information.

Consent.  “Consent” shall mean any approval, consent or authorization.

Contested Amount.  “Contested Amount” shall have the meaning set forth in Section 6.5(b)(i).

Contract.  “Contract” shall mean any legally binding written or oral agreement or contract.

Damages.  “Damages” shall mean any actual loss, damage, fee (including reasonable attorneys’ fees), Tax or expense to the extent included as part of a judgment or settlement of a third-party claim for which indemnification is sought; provided, however, that in no event shall Damages include any special, indirect, incidental or punitive damages.

Designated Pre-Closing Liabilities.  “Designated Pre-Closing Liabilities” shall mean: (a) any Closing Date Indebtedness which did not reduce the Purchase Price pursuant to Section 1.3; (b) any Acquired Company Transaction Expenses which did not reduce the Purchase Price pursuant to Section 1.3; and (c) any claims against the Acquired Company by officers and directors of the Acquired Company for indemnification relating to any acts or omissions occurring prior to the Closing.

Disclosure Schedule.  “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Purchaser on behalf of Seller.

Dispute Period.  “Dispute Period” shall have the meaning set forth in Section 6.5(b)(i).

Employee Benefit Plan.  “Employee Benefit Plan” shall have the meaning set forth in Section 3.10(b).

Encumbrance.  “Encumbrance” shall mean any lien, charge, security interest or encumbrance other than: (a) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings, in each case, for which adequate reserves have been established in accordance with GAAP; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) liens in favor of customs and revenue authorities arising as a matter of Legal Requirements to secure payments of customs duties in connection with the importation of goods; and (f) liens, charges, security interests or encumbrances that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property subject thereto.

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental, Health and Safety Requirements.  “Environmental, Health and Safety Requirements” shall mean all Legal Requirements concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substances, materials, wastes, chemical substances, mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products or byproducts, mold, asbestos, polychlorinated biphenyls, noise or radiation.

ERISA.  “ERISA” shall have the meaning set forth in Section 3.10(b).

Estimated Purchase Price.  “Estimated Purchase Price” shall have the meaning set forth in Section 1.2(b).

Expiration Date.  “Expiration Date” shall have the meaning set forth in Section 6.1(a).

Firm.  “Firm” shall have the meaning set forth in Section 1.3(c).

Fundamental Representations.  “Fundamental Representations” shall mean the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4(a), 2.5, 2.6, 3.1(a), 3.3, 3.9, 3.12(a) and 3.15.

GAAP.  “GAAP” shall mean U.S. generally accepted accounting principles.

Gift Cards.  “Gift Cards” shall mean any gift cards received by Members from the Acquired Company in exchange for Reward Points.

Governmental Authorization.  “Governmental Authorization” shall mean any permit, license, registration, qualification or authorization issued by any Governmental Body.

Governmental Body.  “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; or (b) federal, state, local, municipal, foreign or other government.

Guarantee.  “Guarantee” shall mean the Continuing Lease Guaranty, effective as of September 10, 2014, executed by Seller Parent in favor of the Landlord.

Hazardous Substances.  “Hazardous Substances” shall mean: (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), transformers or other equipment that contain dielectric fluid containing PCBs and toxic mold or fungus of any kind or species; (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental, Health and Safety Requirements; and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any applicable Environmental, Health and Safety Requirements.

In-Licensed Proprietary Asset.  “In-Licensed Proprietary Asset” shall have the meaning set forth in Section 3.6(b).

Indebtedness.  “Indebtedness” shall mean with respect to any Person, without duplication: (a) all obligations of such Person for borrowed money, whether current or funded, fixed or contingent, secured or unsecured; (b) all obligations of such Person for the deferred purchase price of assets, property or services including the amount payable with respect to earnouts, purchase price adjustments or other payments related to acquisitions (it being understood that this clause “(b)” does not include accounts payable that are reflected in the calculation of the Closing Date Net Working Capital Amount); (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (d) all obligations under capital leases (which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP); (e) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, bankers’ acceptances or similar facilities (but only to the extent drawn or called); (f) all obligations under any interest rate, currency or similar hedging agreement; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or equity interest of such Person or any options, rights or warrants to acquire the foregoing; (h) all obligations of such Person with respect to synthetic leases or any similar off-balance sheet financings; (i) all obligations of such Person with respect to any other long-term, non-ordinary course unfunded liabilities of such Person of the type required to be reflected in the “liabilities” column of a balance sheet of the Acquired Company prepared in accordance with GAAP or in the footnotes thereto, (j) all direct or indirect guarantee, support, keep well or other security obligations of such Person with respect to obligations of the kind referred to in clauses “(a)” through “(g)” of this definition, including, with respect to items “(a)” through “(i)” of this Agreement, all outstanding principal, prepayment premiums, breakage costs, accrued interest, fees and expenses related thereto.

Indemnification Claim.  “Indemnification Claim” shall have the meaning set forth in Section 6.1(a).

Indemnified Taxes.  “Indemnified Taxes” shall mean: (a) all Taxes imposed on or incurred by the Acquired Company with respect to any Pre-Closing Tax Period (including, for any Straddle Period, all Taxes of the Acquired Company that relate to the portion of such Straddle Period ending on the Closing Date); (b) any applicable sales, use, transfer, stamp, stock transfer or similar Taxes that are, or become due and payable as a result of the transaction contemplated herein; (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Acquired Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign law); and (d) all Taxes of any Person (other than the Acquired Company) imposed on the Acquired Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring prior to the Closing Date, in each case except to the extent such Taxes are reflected as a liability in the calculation of Net Working Capital Adjustment pursuant to Section 1.3 or are attributable to any actions taken by Purchaser or its Affiliates after the Closing on the Closing Date. For purposes of this Agreement, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax that relates to the Pre-Closing Tax Period will: (i) in the case of any Taxes other than income Taxes or Taxes based upon or related to receipts or payroll, be deemed to equal the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and (b) in the case of any income Taxes or Taxes based upon or related to receipts or payroll, be deemed to equal the amount that would be payable if the relevant taxable period ended on the Closing Date.

Indemnitees.  “Indemnitees” shall have the meaning set forth in Section 6.3.

Indemnitors.  “Indemnitors” shall have the meaning set forth in Section 6.3.

Key Redemption Partner.  “Key Redemption Partner” shall have the meaning set forth in Section 3.14(a).

Key Retailer.  “Key Retailer” shall have the meaning set forth in Section 3.13(a).

knowledge.  Information shall be deemed to be known to or to the “knowledge” of Seller if that information is actually known by any director or officer of Seller or the Acquired Company or would reasonably be expected to be known by such Person after reasonable investigation.  Information shall be deemed to be known or to the “knowledge” of Purchaser if that information is actually known by any director or officer of Purchaser would reasonably be expected to be known by such Person after reasonable investigation.

Landlord.  “Landlord” shall mean OTR, an Ohio general partnership, as Nominee of The State Teachers Retirement Board of Ohio, a statutory organization created by the laws of Ohio.

Leased Real Property. “Leased Real Property” shall mean the parcels of land leased or licensed to, or otherwise used or occupied under grant of easement or other contractual right by, whether written or oral, the Acquired Company, together with all fixtures, buildings, structures and improvements thereon and all easements and other rights and interest appurtenant thereto, and all rights and privileges of the Acquired Company under the Real Property Leases related thereto.

Legal Proceeding.  “Legal Proceeding” shall mean any suit, litigation or legal proceeding or, to the knowledge of Seller, any audit or investigation, commenced by or before any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  “Legal Requirement” shall mean any federal, state, local or foreign law, statute, ordinance, rule or regulation issued, enacted or promulgated by any Governmental Body.

Made Available.  A document or any information shall be deemed to have been “Made Available” if such document or information was either: (a) uploaded to the virtual data room prepared and maintained by Seller in connection with the Agreement; or (b) was otherwise delivered to Purchaser, any Representative of Purchaser.

Material Adverse Effect.  A violation or other matter will be deemed to have a “Material Adverse Effect” on the Acquired Company if such violation or other matter would have a material adverse effect on the business, results of operations or financial condition of the Acquired Company; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect on the Acquired Company: (a) any adverse effect resulting from or arising out of the announcement or pendency of this Agreement or the Stock Purchase; (b) any adverse effect resulting from or arising out of general economic conditions; (c) any adverse effect resulting from or arising out of general conditions in the industries in which the Acquired Company operates to the extent that they do not disproportionately affect the Acquired Company; (d) any adverse effect resulting from any changes to Legal Requirements or GAAP; or (e) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof.

Material Contract.  “Material Contract” shall have the meaning set forth in Section 3.7(a).

Member Redemption Liability.  “Member Redemption Liability” shall mean the estimated costs of the Acquired Company to redeem outstanding Rewards Points accumulated by its loyalty marketing service Members, less an allowance for Reward Points expected to expire prior to redemption.

Members.  “Members” shall mean users of the Acquired Company’s online loyalty platform who earn Reward Points by purchasing products or accessing content from various Retailers.

Net Working Capital Adjustment.  “Net Working Capital Adjustment” shall have the meaning set forth in Section 1.2(a).

Notice of Dispute.  “Notice of Dispute” shall have the meaning set forth in Section 1.3(b).

Open Source Software. “Open Source Software” means any Software that is subject to the terms of any license agreement in a manner that requires that such Software, or other Software incorporated into, derived from or distributed with such Software, be: (a) disclosed or distributed in source code form; (b) licensed for the purpose of making derivative works; or (c) redistributable at no charge.

Organizing Documents.  “Organizing Documents” shall have the meaning set forth in Section 3.2.

Permitted Encumbrances.  “Permitted Encumbrances” shall mean: (a) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings in each case for which adequate reserves have been established and in the calculation of Closing Date Net Working Capital; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements not incurred in connection with the borrowing of money, except to the extent such liens have been waived in the Real Property Leases; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens and not incurred in connection with the borrowing of money; and (e) liens, charges, security interests or encumbrances that do not materially interfere with the use, operation, occupancy, value, marketability, or transfer of, or any of the benefits of ownership of or use or occupancy rights to, the property subject thereto.

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Personal Information.  “Personal Information” means any information that identifies or that, in combination with other information, can be used to identify a natural person.

Post-Closing Certificate.  “Post-Closing Certificate” shall have the meaning set forth in Section 1.3(a).

Pre-Closing Certificate.  “Pre-Closing Certificate” shall have the meaning set forth in Section 1.3(a).

Pre-Closing Tax Period.  “Pre-Closing Tax Period” shall mean any taxable period that ends on or before the Closing Date, and that portion of any Straddle Period ending on (and including) the Closing Date.

Privacy Laws. “Privacy Laws” means all Legal Requirements and self-regulatory programs concerning the Processing of Personal Information including, without limitation, state consumer protection laws, state breach notification laws, state social security number protection laws, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Fair Credit Reporting Act and its state law equivalents, the California Online Privacy Protection Act, the Massachusetts Data Security Regulations (201 CMR 17.00 et seq.) and similar state data security laws and the Gramm-Leach-Bliley Act, each as amended to the date hereof, as well as the Payment Card Industry Data Security Standards, the Payment Application Data Security Standards and all related individual card brand rules and requirements.

Process or Processing. “Process” or “Processing” means the collection, use, storage, distribution, transfer, protection, disclosure or disposal of, or other action taken regarding, Personal Information.

Proprietary Asset.  “Proprietary Asset” shall mean any patent, patent application, trademark (including any service mark, certification mark, collective mark, logo, trade dress, domain name, trade name, fictitious business name and other source or business identifier) (whether registered or unregistered), together with all of the goodwill of the business associated with each of the foregoing and any application for registration of any of the foregoing, copyright (whether registered or unregistered), application to register any copyright, trade secret, confidential information, know-how, customer list, database, Software or other proprietary right or intellectual property.

Purchase Price.  “Purchase Price” shall have the meaning set forth in Section 1.2(a).

Purchaser.  “Purchaser” shall have the meaning set forth in the Preamble.

Purchaser Indemnitee.  “Purchaser Indemnitee” shall have the meaning set forth in Section 6.2.

Purchaser Indemnitor.  “Purchaser Indemnitor” shall have the meaning set forth in Section 6.3.

Real Property Leases. “Real Property Leases” shall mean all leases, lease guaranties, subleases, licenses, easements and Contracts, whether written or oral, for the leasing, use or occupancy of, or otherwise granting a right in or relating to, the Leased Real Property, including all amendments and modifications thereof.

Redemption Partners.  “Redemption Partners” shall mean any Person engaged in a business relationship with the Acquired Company that permits Members to use Gift Cards obtained with Reward Points to acquire goods or services (or to obtain other benefits).

Released Claims.  “Released Claims” shall have the meaning set forth in Section 5.6.

Released Parties.  “Released Parties” shall have the meaning set forth in Section 5.6.

Releasors.  “Releasors” shall have the meaning set forth in Section 5.6.

Representatives.  “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Residual Knowledge.  “Residual Knowledge” shall mean any information that is retained in the unaided memories of Seller’s Representatives who have had access to Confidential Information of the Acquired Company.

Response Notice.  “Response Notice” shall have the meaning set forth in Section 6.5(b)(i).

Restricted Cash.  “Restricted Cash” shall mean cash and cash equivalents of the Acquired Company that is earmarked for a designated purpose and not immediately available for general use.

Retailer.  “Retailer” shall mean any Person engaged in a business relationship with the Acquired Company whereby Members are able to earn Reward Points by shopping, conducting surveys, performing web searches or other specified activities in connection with such Person and/or purchasing products or services offered by such Person.

Reward Points.  “Reward Points” shall mean the MyPoints.com loyalty reward points which are earned by Members by utilizing the Acquired Company’s online loyalty platform.

San Francisco Lease.  “San Francisco Lease” shall mean that Office Lease, dated as of September 10, 2014, by and between the Landlord and the Acquired Company.

Seller.  “Seller” shall have the meaning set forth in the Preamble.

Seller Guaranteed Obligations.  “Seller Guaranteed Obligations” shall have the meaning set forth in Section 7.16.

Seller Indemnitee.  “Seller Indemnitee” shall have the meaning set forth in Section 6.3.

Seller Indemnitor.  “Seller Indemnitor” shall have the meaning set forth in Section 6.2.

Seller Parent Officer Certificate.  “Seller Parent Officer Certificate” shall mean a certificate in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date and duly executed by the Chief Financial Officer of Seller Parent, certifying on behalf of Seller and Seller Parent, that: (a) the representations and warranties of Seller Parent and Seller contained in this Agreement are true and correct; and (b) attached thereto are (i) true, complete and accurate copies of the Organizing Documents and (ii) a true, complete and accurate copy of the resolutions adopted by the board of directors of Seller Parent and Seller authorizing and approving the execution, delivery and performance by Seller Parent and Seller of the Agreement.

Shares.  “Shares” shall have the meaning set forth in the Recitals.

Software. “Software” shall mean computer programs or software including data files, source code, object code, interfaces, specifications and related documentation.

Stock Purchase. “Stock Purchase” shall have the meaning set forth in the Recitals.

Straddle Period.  “Straddle Period” shall mean any taxable year or period beginning before and ending after the Closing Date.

Subsidiary.  “Subsidiary” shall mean, with respect to any Person, any Entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

Survival Period.  “Survival Period” shall have the meaning set forth in Section 6.1(c).

Tax.  “Tax” shall mean (i) any tax (including any income tax, franchise tax, value-added tax, excise tax, transfer tax, sales tax, use tax, property tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty or escheat obligation), deficiency or fee, and any related charge or amount imposed, assessed or collected by or under the authority of any Governmental Body; (ii) any fine, penalty, interest, addition to tax or additional amounts imposed in connection therewith or in connection with the failure to comply with any requirement imposed with respect to any Tax Return; (iii) any liability for payment of amounts described in clauses (i) or (ii) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iv) any liability for the payment of amounts described in clauses (i), (ii) or (iii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

Tax Return.  “Tax Return” shall mean any return, report, statement, schedule, form, election or certificate filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any schedule or attachment thereto, or any amendment thereof.

Target Net Working Capital Amount.  “Target Net Working Capital Amount” shall mean $10,059,024.

Transaction Value.  “Transaction Value” shall have the meaning set forth in Section 1.2(a).

Transition Services Agreement.  “Transition Services Agreement” shall mean the Transition Services Agreement by and between Seller and Acquired Company, dated as of April 19, 2016.

Unaudited Interim Balance Sheet.  “Unaudited Interim Balance Sheet” shall have the meaning set forth in Section 3.4(a).

EXHIBIT B

FORM OF PRE-CLOSING CERTIFICATE

B-1

EXHIBIT C

FORM OF POST-CLOSING CERTIFICATE

C-1

SCHEDULE 1.2(c)(ii)(7)

SELLER AND ACQUIRED COMPANY CONSENTS

1.              San Francisco Lease